Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of August 8, 2006

among

Saxon Capital, Inc.,

Morgan Stanley Mortgage Capital Inc.

and

Angle Merger Subsidiary Corporation

i

DEFINED TERMS

Terms	Section
1940 Act	Section 5.01(s)
2001 Plan	Section5.01(c)(ii)
2005 Throwback Amount	Section 6.01(b)(ii)
Acquiror	Preamble
Acquisition Proposal	Section 6.02(b)
Agency	Section 5.01(q)(1)
Agreement	Preamble
Alternative Acquisition Agreementl	Section 6.02(c)(iii)
Applicable Date	Section 5.01(f)(i)
Aware	Section 5.01(g)
Bankruptcy and Equity Exception	Section 5.01(d)(i)
Believes	Section 5.01(g)
Business Day	Section 1.02
Cash-Out Option	Section 4.05(a)
Cash-Out Share	Section 4.05(b)
Certificate	Section 4.01(a)
Change of Recommendation	Section 6.02(c)
Charter Amendment	Section 2.01
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 4.02(f)
Common Share	Section 4.01(a)
Company	Preamble
Company Benefit Plans	Section 5.01(j)(i)
Company ByLaws	Section 2.02
Company Charter	Section 2.01
Company Disclosure Letter	Section 5.01
Company ERISA Plan	Section 5.01(j)(ii)
Company Leases	Section 5.01(s)(ii)
Company Material Adverse Effect	Section 5.01(a)
Company Options	Section 5.01(c)(ii)
Company Real Property	Section 5.01(s)(ii)
Company Recommendation	Section 5.01(d)(ii)
Company Reports	Section 5.01(f)(i)
Company Stockholders Meeting	Section 6.04
Conduit Loans	Section 6.01(a)(xxi)
Confidentiality Agreement	Section 9.07
Constituent Corporations	Preamble
Contract	Section 5.01(e)(ii)
Costs	Section 6.10(a)
D&O Insurance	Section 6.10(b)
Effective Time	Section 1.03
Employees	Section 5.01(j)(vi)
Environmental Law	Section 5.01(m)
ERISA	Section 5.01(j)(i)
ESPP	Section 5.01(c)(ii)

Exchange Act	Section 5.01(e)(i)
Exchange Act Reports	Section 5.01(f)(i)
Exchange Fund	Section 4.02(a)
Excluded Share(s)	Section 4.01(a)
GAAP	Section 5.01(f)(iii)
Governmental Entity	Section 5.01(e)(i)
Hazardous Substance	Section 5.01(m)
HSR Act	Section 5.01(c)(iv)
Indemnified Parties	Section 6.10(a)
Initial REIT Year	Section 5.01(n)(viii)
IRS	Section 5.01(j)(ii)
Knowledge	Section 5.01(g)
Known	Section 5.01(g)
Laws	Section 5.01(k)
Licenses	Section 5.01(k)
Lien	Section 5.01(c)(i)
Maryland Articles of Merger	Section 1.03
Material Contract	Section 6.01(a)(ix)
Merger	Recitals
Merger Communication	Section 6.07(b)
Merger Consideration	Section 4.01(a)
Merger Sub	Preamble
MGCL	Section 1.01
MSR	Section 6.01(a)(xx)
Order	Section 7.01(c)
Owned Real Property	Section 5.01(t)(i)
Paying Agent	Section 4.02(a)
Permitted Liens	Section 5.01(t)(iv)(C)
Person	Section 4.02(d)
Preferred Shares	Section 5.01(c)(i)
Proceedings	Section 5.01(h)
Proxy Statement	Section 6.03
QRS	Section 5.01(n)(viii)

Registration Statements	Section 5.01(f)(i)
REIT	Section 5.01(n)(viii)
Relevant Time	Section 5.01(f)(i)
Replacement Financing Facilities	Section 6.14
Representatives	Section 6.02(a)
Requisite Company Vote	Section 5.01(d)(i)
Restricted Shares	Section 4.05(b)
Sarbanes-Oxley Act	Section 5.01(f)(i)
SDAT	Section 1.03
SEC	Section 5.01(f)(i)
Securities Act	Section 5.01(d)(ii)
Shares	Section 5.01(c)(i)
Side A Insurance	Section 6.10(b)
Significant Subsidiary	Section 6.02(b)
State Agency	Section 5.01(q)(i)
Subsidiary	Section 5.01(a)
Superior Proposal	Section 6.02(b)
Surviving Corporation	Section 1.01
Surviving Corporation Bylaws	Section 2.02
Surviving Corporation Charter	Section 2.01
Takeover Statute	Section 5.01(l)
Tax Affiliate(s)	Section 5.01(n)(i)
Tax Return	Section 5.01(n)
Tax(es)	Section 5.01(n)
Termination Date	Section 8.02
Termination Fee	Section 8.05(b)
WARN Act	Section 5.01(j)(vi)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of August 8, 2006, among Saxon Capital, Inc., a Maryland corporation (the “Company”), Morgan Stanley Mortgage Capital Inc., a New York corporation (“Acquiror”), and Angle Merger Subsidiary Corporation, a Maryland corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”, the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have unanimously approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, declared the Merger advisable, and have approved this Agreement;

WHEREAS, the Company, Acquiror and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
The Merger; Closing; Effective Time

Section 1.01.   The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 3-114 of the Maryland General Corporation Law, as amended (the “MGCL”).

Section 1.02.   Closing.

 Unless otherwise mutually agreed in writing between the Company and Acquiror, the closing for the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, at 9:00 A.M. (Eastern Time) on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday or Sunday or a day on which banks are authorized to close in New York, Virginia or Maryland.

Section 1.03.   Effective Time.

 As soon as practicable following the Closing, the Company and Acquiror will cause Articles of Merger (the “Maryland Articles of Merger”) to be executed, acknowledged and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided in Section 3-107 of the MGCL. The Articles of Merger shall include, among other things, the Charter Amendment. The Merger shall become effective at the time when the Maryland Articles of Merger have been duly filed with, and accepted for record by, the SDAT or at such later time as may be agreed by the parties and specified in the Maryland Articles of Merger, but not exceeding five days after the SDAT accepts the Maryland Articles of Merger for record (the “Effective Time”).

ARTICLE 2
Charter and Bylaws of the Surviving Corporation

Section 2.01.   Charter.

 The charter of the Company, as amended and as in effect immediately prior to the Effective Time (the “Company Charter”), will be amended as part of the Merger to include the provisions set forth on Exhibit A hereto (the “Charter Amendment”), and the charter of the Surviving Corporation shall read in its entirety as the charter of the Company as in effect immediately prior to the Effective Time, as so amended (the “Surviving Corporation Charter”), until duly amended as provided therein or by applicable Law. References herein to the Merger shall include the Charter Amendment to be effected as part of the Merger.

Section 2.02.   The Bylaws.

 The bylaws of the Company in effect immediately prior to the Effective Time (the “Company Bylaws”) shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law (the “Surviving Corporation Bylaws”).

ARTICLE 3
Officers and Directors of the Surviving Corporation

Section 3.01.   Directors.

 The parties hereto shall take all actions reasonably necessary so that the sole director of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

Section 3.02.   Officers.

 The parties hereto shall take all actions reasonably necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

ARTICLE 4
Effect of the Merger on Capital Stock; Exchange of Certificates

Section 4.01.   Effect on Capital Stock.

 At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a)  Merger Consideration. Each share of common stock of the Company, par value $0.01 per share (each a “Common Share” and collectively, the “Common Shares”), issued and outstanding immediately prior to the Effective Time (other than Common Shares owned by Acquiror or Merger Sub that are not held on behalf of third parties or by the Company (each, an “Excluded Share” and collectively, the “Excluded Shares”)) shall be converted into the right to receive $14.10 per Common Share in cash (the “Merger Consideration”). At the Effective Time, all of the Common Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Common Shares shall thereafter represent only the right to the Merger Consideration payable in respect thereof.

(b)  Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c)  Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and each certificate formerly representing one share of common stock of Merger Sub shall thereafter represent one share of common stock of the Surviving Corporation.

Section 4.02.   Exchange of Certificates.

(a)  Paying Agent. As of the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with an exchange agent selected by Acquiror (and reasonably acceptable to the Company) (the “Paying Agent”), as and when needed for the benefit of the holders of Common Shares, cash amounts in immediately available funds necessary for the Paying Agent to make all required payments under Section 4.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Acquiror, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.01(a) shall be promptly returned to Acquiror.

(b)  Payment Procedures. Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Common Shares (other than the Excluded Shares) a notice advising such holders of the effectiveness of the Merger, including the appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 4.02(e)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such materials to be in a form reasonably acceptable to Acquiror and the Company. Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 4.02(e)) to the Paying Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.02(f)) equal to (x) the number of Common Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.02(e)) multiplied by (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, any cash to be paid upon due surrender of the Certificate may be issued and/or paid to such transferee if the Certificate formerly representing such Common Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)  Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any Common Shares that were outstanding immediately prior to the Effective Time.

(d)  Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to Acquiror. Any holder of Common Shares (other than Excluded Shares) who has not theretofore complied with this Article 4 shall thereafter look only to Acquiror and the Surviving Corporation for payment of the Merger Consideration payable for the Common Shares of that holder upon due surrender of the Certificate (or affidavits of loss in lieu thereof as provided in Section 4.02(e)) for such Common Shares, without any interest thereon. Notwithstanding the foregoing, none of Acquiror, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by any holder of Common Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Acquiror, free and clear of any claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.01(e)(i)) or other entity of any kind or nature.

(e)  Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Acquiror, the posting by such Person of a bond in customary and reasonable amount and upon such terms as may reasonably be required by Acquiror as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate cash in the amount that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(f)  Withholding Rights. Each of Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and/or any other applicable state, local or foreign Tax (as defined in Section 5.01(n)) law. To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, as the case may be, such withheld amounts (i) shall be remitted by Acquiror or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

Section 4.03.   Appraisal Rights.

 In accordance with Section 3-202(c)(1) of the MGCL, no appraisal rights shall be available to holders of Common Shares in connection with the Merger.

Section 4.04.   Adjustments.

 Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Common Shares or securities convertible or exchangeable into or exercisable for Common Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or stock distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

Section 4.05.   Company Awards.

(a)  At the Effective Time, each Company Option (which, for the avoidance of doubt, shall not include any option to purchase Common Shares under the ESPP), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be canceled as of the Effective Time (each such Company Option that is so canceled, a “Cash-Out Option”, and the Surviving Corporation shall pay each holder of such Cash-Out Option at or promptly after the Effective Time for each such Cash-Out Option an amount in cash (less any applicable withholding or deductions) equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Common Share of such Cash-Out Option multiplied by (ii) the number of Common Shares such holder could have purchased (assuming full vesting of such Cash-Out Option) had such holder exercised such Cash-Out Option in full immediately prior to the Effective Time.

(b)  At the Effective Time, each restricted Common Share and any restricted unit representing a Common Share (such restricted Common Shares and restricted units representing Common Shares, “Restricted Shares”) granted under a Stock Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be converted into, and become exchangeable for (each such Restricted Share, a “Cash-Out Share”), the Merger Consideration (less any applicable withholding or deductions).

(c)  As soon as reasonably practicable following the date hereof and, in any event, at least 3 weeks prior to the Effective Time, the Company shall prepare and deliver to Acquiror an initial list of (i) each outstanding Company Option (which, for the avoidance of doubt, shall not include any option to purchase Common Shares under the ESPP), including the holder, date of grant, exercise price, vesting schedule and number of Common Shares subject thereto and (ii) each outstanding grant of Restricted Shares granted under a Stock Plan, including the holder, date of grant, vesting schedule and number of Common Shares subject thereto, which list shall be revised from time to time prior to the Effective Time. Upon the reasonable request of Acquiror, the Company shall provide Acquiror with all information as may be reasonably necessary or advisable to verify such list and, should Acquiror question any portion of such list, the parties agree to cooperate in good faith to resolve any such question. Acquiror shall verify to the Company such list no later than the business day immediately preceding the Closing Date. The parties agree that such list, as may be revised from time to time and as so verified by Acquiror, shall be binding upon all Persons (including the affected participants in the applicable Stock Plans) as to the treatment of all Company Options and restricted or performance-based Common Shares granted under a Stock Plan outstanding immediately prior to the Effective Time.

(d) The Company shall take any actions with respect to the ESPP as are reasonably necessary to provide that (i) participants may not increase their contribution levels above current levels for the current Offering Period (as defined in the ESPP), (ii) no additional participants shall be permitted to participate in the ESPP, and (iii) the ESPP shall be suspended as of the earlier of (A) the end of the current Offering Period and (B) immediately prior to the Effective Time, and all balances in ESPP participant accounts shall be applied to the purchase of Common Shares in accordance with the terms of the ESPP immediately prior to the Effective Time.

Section 4.06.   Corporate Actions.

(a)  At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Section 4.05.

(b)  Prior to the Closing Date the Company will, to the extent reasonably necessary to effectuate Section 4.05, obtain the consent of all holders of Cash-Out Options and Cash-Out Shares.

ARTICLE 5
Representations and Warranties

Section 5.01.   Representations and Warranties of the Company.

 Subject in all respects to Section 9.15, except as set forth in (x) the disclosure letter delivered to Acquiror by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), (y) the Company

Reports filed prior to the date hereof, or (z) the draft Quarterly Report on Form 10-Q of the Company for the period ended June 30, 2006 (the “Draft Second Quarter 10-Q”), a copy of which is attached to the Company Disclosure Letter, the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

(a)  Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 5.01(k)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, license or admission, except where the failure to be so qualified, licensed or admitted, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below). Subject to Section 2.01, the Company has made available to Acquiror complete and correct copies of the Company Charter and the Company Bylaws, each as amended to the date hereof, and each as so delivered is in full force and effect. As used in this Agreement, the term (i) ”Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries and (ii) ”Company Material Adverse Effect” means a material adverse effect on (x) the assets, condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Termination Date; provided, however, that none of the following, in and of itself or themselves, shall be considered in determining whether a Company Material Adverse Effect shall have occurred under clause (x) of this definition:

(i) changes in the economy or financial markets, including, without limitation, prevailing interest rates and market conditions, generally in the United States or that are the result of acts of war or terrorism, except to the extent any of the same materially disproportionately affects the Company or any of its Subsidiaries as compared to other companies in the industry in which the Company and its Subsidiaries operate;

(ii) changes that are proximately caused by factors generally affecting the industry in which the Company and its Subsidiaries operate, except to the extent any of the same materially disproportionately affects the Company or any of its Subsidiaries;

(iii) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers proximately caused by the announcement of the transactions contemplated by this Agreement;

(iv) changes in, or in the application of, GAAP;

(v)  changes in applicable Laws except to the extent any of the same materially disproportionately affects the Company or any of its Subsidiaries as compared to other companies in the industry in which the Company and its Subsidiaries operate;

(vi)  any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or that such reduced revenues or earnings constitutes, has resulted in, or contributed to, a Company Material Adverse Effect; and

(vii) a decline in the stock price of the Company Common Stock on the NYSE; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline constitutes, has resulted in, or contributed to, a Company Material Adverse Effect.

(b)  Charter. The Company has adopted resolutions necessary to exempt, as of the Effective Time, Acquiror, Merger Sub and each of their respective affiliates from the Ownership Limit (as defined in the Company Charter) set forth in Article XI of the Company Charter, and such resolutions are in full force and effect on the date of this Agreement.

(c)  Capital Structure.

(i)  The authorized capital stock of the Company consists of 100,000,000 Common Shares, of which 50,080,215 Common Shares were outstanding as of the close of business on August 8, 2006 and 1,000,000, shares of preferred stock, par value $0.01 per share (the “Preferred Shares”, and together with the Common Shares, the “Shares”), of which no shares were outstanding as of the close of business on August 8, 2006. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any mortgage, lien, charge, pledge, security interest, claim, or encumbrance (a “Lien”). No Company Subsidiary owns any Shares.

(ii)  The Company has no Shares reserved for issuance, except that, as of August 8, 2006, there were (A) 1,000,000 Common Shares reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”) and (B) 5,345,204 Common Shares reserved for issuance pursuant to the Company’s 2001 Stock Incentive Plan (the “2001 Plan”), of which 3,000 options (“Company Options”) with respect to Common Shares are currently outstanding under the 2001 Plan and 845,000 Restricted Shares with respect to Common Shares are currently outstanding under the 2001 Plan. The Company has no equity compensation plans with respect to Common Shares other than the 2001 Plan and the ESPP. Section 5.01(c)(ii) of the Company Disclosure Letter contains a complete and correct list as of August 8, 2006 of each outstanding Company Option (other than under the ESPP) as well as each Restricted Share, including the holder, date of grant, exercise price (if applicable), vesting schedule and number of Common Shares subject thereto. Upon any issuance of any

Common Shares and Restricted Shares in accordance with the terms of the 2001 Plan, the ESPP or the Company Options, such Common Shares will be duly authorized, validly issued, fully paid and nonassessable.

(iii)  Except as set forth in clause (i) above, (A) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom equity rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other securities rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding and (B) the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iv)  Section 5.01(c)(iv) of the Company Disclosure Letter sets forth as of August 8, 2006, (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment consisting of less than 5% of the outstanding capital stock of such Person. The Company does not own, directly or indirectly, any voting interest in any Person that, to the Knowledge of the Company, requires an additional filing by Acquiror under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereby (the “HSR Act”).

(d)  Corporate Authority; Approval and Fairness.

(i)  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement subject only to approval of the Merger and the Charter Amendment by the affirmative vote of the holders of two-thirds of the outstanding Common Shares entitled to vote on such matters at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”), and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject, in the case of enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)  The board of directors of the Company has (A) unanimously approved and declared advisable the Merger, the Charter Amendment and the other transactions contemplated hereby and resolved to recommend approval of the Merger to the holders of Common Shares (the “Company Recommendation”), (B) unanimously directed that the

Merger be submitted to the holders of Common Shares for their approval and (C) received the opinion of its financial advisor, Credit Suisse Securities (USA) LLC, to the effect that the Merger Consideration to be received by the holders of the Common Shares is fair, to such holders, from a financial point of view (other than the Acquiror and its “affiliates” (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”)). It is agreed and understood that such opinion is for the benefit of the Company’s board of directors and may not be relied on by Acquiror or Merger Sub. The Company has taken all corporate action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from, and this Agreement, the Merger and the other transactions contemplated by this Agreement are exempt from, the provisions of the Maryland Business Combination Act that relate to the Company.

(e)  Governmental Filings; No Violations; Certain Contracts, etc.

(i)  Other than the filings and/or notices (A) required to effect the Charter Amendment and pursuant to Section 1.03, (B) under the HSR Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (C) required to be made with the NYSE, (D) state securities, takeover and “blue sky” laws and (E) required by applicable state Governmental Entities (as defined below) with regulatory authority over mortgage banking or settlement services, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)  The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not (A) constitute or result in a violation of the Company Charter or the Company Bylaws or the comparable governing instruments of any of its Subsidiaries, (B) subject to obtaining the consents, giving the notices and making the filings referred to in Section 5.01(e)(i) (or any section of the Company Disclosure Letter relating thereto), (1) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause a breach or violation of, or a termination (or right of termination), or the creation or acceleration of any obligations or the creation of a Lien (other than Liens created by Acquiror) on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries, (2)  violate or result in a breach of or constitute a default under any Law to which the Company or any of its Subsidiaries is subject, or (3) constitute or result in any change in the rights or obligations of any party under any

Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(f)  Company Reports; Financial Statements.

(i)   Each of the Company and its applicable Subsidiaries has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act (the “Exchange Act Reports”) or the Securities Act (the “Registration Statements”) since December 31, 2004 (the “Applicable Date”) (the Exchange Act Reports and the Registration Statements filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof and prior to the Closing Date including any amendments thereto, the “Company Reports”). Each of the Exchange Act Reports at the time of its filing or being furnished (or if amended, as of the date of such amendment) and each of the Registration Statements at the time such Registration Statement became effective as determined under Rule 159 under the Securities Act (in each case, the “Relevant Time”), complied, or if not yet filed or furnished, will comply at the Relevant Time, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of the Relevant Time, the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof and prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)  The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or arranged any loan or other extension of credit to any executive officer or director of the Company and there are no outstanding loans or other extensions of credit to any executive officers or directors of the Company or any of its Subsidiaries.

(iii)  The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and to provide reasonable assurance that such information is accumulated and communicated to the Company’s management, including the Company’s chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”) and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation performed by or under the management of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies known to the Company in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting known to the Company and (B) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(iv)  Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof and prior to the Closing Date, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof and prior to the Closing Date, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(g)  Absence of Certain Changes. Since December 31, 2005 and through the date hereof, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, only in the ordinary course of such businesses consistent with past practices, and there has not been:

(i)  any change in the assets, financial condition, business or results of their operations or any circumstance, occurrence or development (including in connection with any fact, circumstance, condition, occurrence or development existing on or prior to December 31, 2005) which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii)  any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii)  any splitting, combination or reclassification of any shares of capital stock of the Company or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company and regular quarterly cash dividends with customary record and payment dates in respect of the Shares not in excess of $0.50 per share per quarter) or any repurchase, redemption or other acquisition or offer to redeem, repurchase or otherwise acquire by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv)  (A) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of capital stock of the Company or any of its Subsidiaries, other than the issuance of (1) any shares of capital stock of the Company upon the exercise of then outstanding Company Options or the settlement of any outstanding Restricted Shares or (2) any security of any Subsidiary to the Company or any other Subsidiary or (B) any material amendment of any term of any security of the Company or any Subsidiary;

(v)  any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than (A) supplies or assets in the ordinary course of business consistent with past practice, (B) assets acquired in connection with the implementation of its “conduit” correspondent mortgage loan production business or (C) immaterial assets, properties and interests;

(vi)  any sale, lease or other transfer of, or creation or incurrence of any Lien material in amount on, any assets, securities, properties, interests or businesses of the

 Company or its Subsidiaries, other than (A) in the ordinary course of business consistent with past practice, (B) immaterial assets, properties and interests or (C) Permitted Liens;

(vii)  any loan, advance or capital contribution to, or investments in, any other Person by the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(Viii)  any creation, incurrence, assumption or sufferance to exist by the Company or its Subsidiaries of any indebtedness for borrowed money or guarantees thereof, other than (A) the issuance of $150.0 million in principal amount of 12% senior notes due 2014 issued by the Company in an offering exempt from registration under the Securities Act, which closed on May 4, 2006 or (B) under its Existing Financing Facilities or servicing advance facility in the ordinary course of business consistent with past practice;

(ix)  any incurrence of any material capital expenditures or any material commitment or obligations or liabilities in respect thereof by the Company or any of its Subsidiaries except as set forth in the capital expenditure budget set forth in Section 6.01(a)(viii) of the Company Disclosure Letter;

(xi)  (A) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, reasonably be expected to limit or restrict in any material respect the Surviving Corporation, from engaging or competing in any line of business, in any location or with any Person or (B) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Company or any of its Subsidiaries;

(xii)  other than as expressly contemplated by this Agreement, with respect to any director, employee or independent contractor of the Company and its Subsidiaries, any (A) grant of any material severance or termination pay, (B) material increase or acceleration in the compensation or benefits payable under any existing severance or termination pay agreement or arrangement, (C) entering into of any material employment, consultancy, bonus, severance, termination pay, retirement or other similar agreement or arrangement (or any individually material amendment to any such existing agreement or arrangement), (D) establishment, adoption or material amendment (except as required by applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, incentive compensation, equity compensation or other material benefit plan or arrangement or (E) material increase in compensation or benefits;

(xii)  any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(xiii)  any settlement, or offer or proposal to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any stockholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(xiv)  any material Tax election made or changed, any annual tax accounting period made or changed, any method of tax accounting adopted or changed, any material Tax Returns amended or claims for material Tax refunds filed, any material closing agreement entered, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; or

(xv)  any material waiver, termination or release of or under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

As used in this Agreement, the terms “Knowledge,” “known,” “aware,” “believes” or similar terms , with respect to the Company, shall mean the actual knowledge of any Person listed on Section 5.01(g) of the Company Disclosure Letter, assuming reasonable inquiry with respect to the specified matters. As used in this Agreement, the terms “Knowledge,” “known,” “aware,” “believes” or similar terms, with respect to any other Person, shall mean the actual knowledge of any director or officer of such Person, assuming reasonable inquiry with respect to the specified matters.

(h)  Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings (“Proceedings”) pending or, to the Knowledge of the Company, threatened against the (i) Company or any of its Subsidiaries, or (ii) any present or former officer, director or employee of the Company or any of its Subsidiaries who has made a claim, or has notified the Company in writing of his or her intention to make a claim, for indemnification, in each case, (A) which if decided adversely to the Company or any Subsidiary, would be reasonably expected to result in material liability to the Company or any Subsidiary, or (B) that would be reasonably expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Termination Date. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i)  No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Reports filed prior to the date hereof or in the Draft Second Quarter 10-Q or in the financial statements of the Company and its Subsidiaries contained or incorporated by reference therein, and (ii) working capital liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date and (iii) any other liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)  Employee Matters.

(i)  All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company, its Subsidiaries and its predecessors (to the extent any obligations thereunder have been assumed by the Company and the Company continues to have liability thereunder), current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject thereto), deferred compensation, severance, termination pay, retirement, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus agreement or arrangement, and any employment, retention or consultancy agreement or arrangement with any officer or other key employee of the Company and its Subsidiaries (collectively, the “Company Benefit Plans”) as of August 8, 2006 are listed on Section 5.01(j)(i) of the Company Disclosure Letter. True and complete copies of the Company Benefit Plans (together with any amendment thereto, any related trust or other funding document relating thereto, any summary plan description or prospectus prepared in connection therewith and, if applicable, the most recent annual report (Form 5500 including, if applicable Schedule B thereto) and tax return (Form 990) prepared in connection therewith) have been made available to Acquiror. Neither the Company nor any of its Subsidiaries is or has ever been party to any collective bargaining agreement or similar labor agreement, any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any defined benefit pension plan (including any benefit plan subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code). Neither the Company nor any of its Subsidiaries has any joint, several or contingent liability related to or arising under any benefit plan subject to Title IV of ERISA (including any multiemployer plan).

(ii)  As applicable, all Company Benefit Plans are in compliance with ERISA, the Code and other applicable Laws, except for such failures to comply as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan is reasonably expected to cause any participant therein to incur material additional taxes or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. Each Company Benefit Plan which is subject to ERISA (a “Company ERISA Plan”) that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances that exist that would reasonably be expected to result in the loss of the qualification of such Company ERISA Plan under Section 401(a) of the Code that could not be remedied in a manner that would not result in material liability to the Company. True and complete copies of the most recent determination letter relating to each such Company ERISA Plan have been made available to Acquiror. Neither the Company nor any of its Subsidiaries has, with respect to any Company ERISA Plan, engaged in a transaction prohibited under Section 4975 of the Code or Section 406 of ERISA that would reasonably be expected to subject the Company or any Subsidiary to a liability, tax or penalty under Section 4975 of the Code or Section 502 of ERISA, except for such liabilities, taxes or penalties as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii)  All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been accrued in accordance with GAAP and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof, except as would not reasonably be expected to result in a material liability to the Company.

(iv)  As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, litigation relating to the Company Benefit Plans, except for any litigation that, individually or in the aggregate, if decided adversely to the Company or any Subsidiary, would not be reasonably expected to result in material liability to the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has any obligations for retiree health, life or other welfare benefits. The Company or its Subsidiaries may merge, amend, suspend or terminate any Company Benefit Plan at any time without incurring any material liability thereunder other than in respect of benefits accrued prior to such merger, amendment, suspension or termination.

(v)  Except as expressly contemplated by this Agreement, none of the execution of this Agreement by the Company, approval of the Merger by the stockholders of the Company or the consummation by the Company of the other transactions contemplated hereby (whether alone or in combination with other events) will (w) entitle any current or former employee of the Company or its Subsidiaries, to severance or termination pay or any increase in severance or termination pay upon any termination of employment after the date hereof in excess of $25,000 per individual or $150,000 in the aggregate, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company to merge, amend, suspend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

(vi)  All current employees of the Company and its Subsidiaries (“Employees”)are employed in the United States. To the Knowledge of the Company, no key employee or independent contractor of the Company and its Subsidiaries has indicated to the Company or its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated hereby as of the date hereof or otherwise within one year after the Closing Date. The Company and its Subsidiaries have complied in the past three (3) years, in all material respects with all material Laws relating to labor and employment, including those relating to wages, hours, overtime, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and, to the Company’s Knowledge, there has not been any activity or proceeding of any labor organization or employee group to organize any employees in the past two (2) years. Since March 31, 2006, neither the Company nor any of its Subsidiaries has effectuated (A) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (B) a “mass layoff” (as defined in the WARN Act); or (C) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Law in each case that would reasonably be expected to result in a Company Material Adverse Effect.

(k)  Compliance with Laws. The businesses of each of the Company and its Subsidiaries have been in the past three (3) years, and are being, conducted in compliance in all material respects with all material federal, state, local or foreign laws, statutes or ordinances, common law and all rules, regulations, judgments, orders, writs, injunctions, and decrees of any Governmental Entity applicable to the businesses of the Company and its Subsidiaries (collectively, “Laws”), except with respect to Laws pertaining to the origination, mortgage lending and servicing activities of the Company and its Subsidiaries that relate to an immaterial portion of the Company’s assets on a consolidated basis. To the Knowledge of the Company, and except for ordinary regulatory examinations relating to the origination, mortgage lending and servicing activities of the Company and its Subsidiaries, no investigation by any Governmental Entity with respect to the Company and its Subsidiaries is pending or threatened. The Company and its Subsidiaries each has obtained and is in compliance, in all material respects, with all material licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted. None of the assets of the Company or any of its Subsidiaries constitute “plan assets” within the meaning of Labor Regulations § 2510.3-101. Neither the Company nor any of its Subsidiaries, and none of their directors, officers, employees or independent contractors, has, in connection with the performance of its duties and obligations to the Company or any of its Subsidiaries), been a fiduciary within the meaning of Section 3(21) of ERISA with respect to any plan assets of any employee benefit plan of a third party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has, with respect to a third party (including any employee benefit plan of a third party), engaged in a transaction prohibited under Section 4975 of the Code or Section 406 of ERISA that would reasonably be expected to subject the Company or any Subsidiary to a liability, tax or penalty under Section 4975 of the Code or Section 502 of ERISA, except for such liabilities, taxes or penalties as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l)  Takeover Statutes. The Company has taken all corporate action reasonably necessary in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from, and this Agreement, the Merger and the other transactions contemplated by this Agreement are exempt from the requirements of any Maryland “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including subtitles 6, 7 and 8 of Title 3 of the MGCL (each a “Takeover Statute”), that relate to the Company or any anti-takeover provision in the Company Charter or the Company Bylaws.

(m)  Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, have not received any pending notice from any Governmental Entity alleging the violation of, or liability under, any applicable Environmental Laws, are not subject to any court order, administrative order or decree arising under any Environmental Law, have not used any of their properties for the disposal of Hazardous Substances and have not discharged Hazardous Substances except as permitted under applicable Environmental Laws; and (ii) there are no liabilities of or relating to the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance.

As used in this Agreement, the term “Environmental Law” means any applicable law (including common law), regulation, code, license, permit, order, judgment, decree or injunction or other requirement by, of or from any Governmental Entity relating to (A) the environment, (including air, water, soil and natural resources) or the effect of the environment on health and safety or (B) the use, storage, handling, release or disposal of or exposure to hazardous, radioactive or toxic substances.

As used in this Agreement, the term “Hazardous Substance” means any substance, waste or material listed, defined, designated, classified or regulated as a pollutant or contaminants, or as hazardous, toxic or radioactive under any applicable Environmental Law or by any Governmental Entity and shall include petroleum and any derivative or by-products thereof and asbestos, toxic mold, and lead-based paint.

(n)  Taxes.

(i)  Each of the Company, any of its Subsidiaries and any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member (each, a “Tax Affiliate” and, collectively, the “Tax Affiliates”):

(A)  has prepared in good faith and timely filed or has had timely filed on its behalf (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by it or on its behalf and all such filed Tax Returns are complete and accurate in all material respects;

(B)  has timely paid and, if applicable, has withheld all material Taxes (as defined below) that are due and payable or that the Company, any of its Subsidiaries or any of its Tax Affiliates is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters being contested in good faith and for which adequate reserves have been established under GAAP;

(C)  has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and

(D)  has not engaged in any reportable or listed transactions, as defined under Section 6011 of the Code and the applicable U.S. Treasury Regulations, or in any transaction of which it has made disclosure to any taxing authority to avoid the imposition of any penalties.

(ii)  The most recent financial statements contained in the Company Reports filed with the SEC prior to the date of this Agreement reflect a reserve or accrual determined in accordance with GAAP for liabilities or expenses for all material Taxes due and payable by the Company and its Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements. The Company and its Subsidiaries (as a group) have established on their books and records in accordance with GAAP (which may, but are not required to, be reflected only on the books and records of the Company) reserves or accrued liabilities or expenses for the payment of all Taxes for which the Company or any of its Subsidiaries is liable but are not yet due and payable.

(iii)  Copies of all material Tax Returns with respect to taxable years commencing on or after the taxable year ending December 31, 2003 have been made available to representatives of Acquiror.

(iv)  There are no Liens for Taxes upon the assets of the Company or its Subsidiaries except for statutory Liens for Taxes not yet due.

(v)   As of the date hereof, there are no pending (or, to the Knowledge of the Company, threatened) audits, litigation or other proceedings and, to the Knowledge of the Company, there are no examinations or investigations in respect of Taxes or Tax matters. No claim is pending or, to the Knowledge of the Company, proposed by any Governmental Entity in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction, nor to the Knowledge of the Company are there any facts that could reasonably be expected to give rise to such a claim. Neither the Company nor any of its Subsidiaries has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any material Taxes.

(vi)  Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. The Company and its Subsidiaries do not have any material liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor or (C) by contract or otherwise.

(vii)  Neither the Company nor any of its Subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that would reasonably be expected to obligate them to make any payments that will not be deductible under Section 280G of the Code.

(viii)  For the taxable years ended December 31, 2004 (the “Initial REIT Year”) and December 31, 2005, the Company and those of its Subsidiaries that are “qualified REIT subsidiaries” within the meaning of Section 856(i) of the Code (“QRSs”), have been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and have satisfied all requirements to qualify as a REIT for such years. From January 1, 2006 through the date hereof, the Company and those of its Subsidiaries that are QRSs have operated in such a manner as to permit the Company to qualify as and be taxed as a REIT, and the Company and such Subsidiaries intend to continue to operate in such a manner through the Effective Time.

(ix)  Each Subsidiary of the Company that files Tax Returns as a partnership or is a disregarded entity for U.S. federal income tax purposes has been properly classified as partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code. Each Subsidiary of the Company that is a corporation has been, in and after the Initial REIT Year, properly classified as a qualified REIT subsidiary under Section 856(i) of the Code or as a taxable REIT subsidiary under Section 856(l) of the Code.

(x)  Neither the Company nor any Subsidiary holds any asset the disposition of which would reasonably be expected to be subject to rules similar to Section 1374 of the Code.

(xi)  With respect to each Subsidiary that is intended to be a “taxable mortgage pool” within the meaning of Section 7701(i) of the Code, (i) such entity has at all times since its formation qualified as a “taxable mortgage pool” within the meaning of Section 7701(i) of the Code, (ii) no election under Section 860D has been made with respect to such Subsidiary, and (iii) such Subsidiary has at all times qualified as a “qualified REIT subsidiary,” within the meaning of Section 856(i) of the Code, of the Company.

(xii)  As of the date of this Agreement, the Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(xiii)  The Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code; and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o)  Intellectual Property. Section 5.01(o) of the Company Disclosure Letter sets forth an accurate list, as of August 8, 2006, of (a) material registered Intellectual Property owned by the Company or any of its Subsidiaries and applications for registration included in the Intellectual Property owned by the Company or any of its Subsidiaries and (b) all material agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries obtains the right to use any Intellectual Property.

(i)  Since August 8, 2003, neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party that would reasonably be expected to have a Company Material Adverse Effect. There is no action, suit, or proceeding pending against the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, and to the Knowledge of the Company, since August 8, 2003, the Company has not received written notice from any third party, claiming that the operation of the business of Company or any of its Subsidiaries has infringed, misappropriated, or otherwise violated the Intellectual Property of any third party which if adversely determined would reasonably be expected to have a Company Material Adverse Effect. None of the material Intellectual Property owned by the Company is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any third party. To the Knowledge of the Company, since August 8, 2003, no third party has infringed, misappropriated or otherwise violated any Intellectual Property owned by the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

(ii) The Company has taken reasonable measures in accordance with normal industry practice to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such Trade Secret material to the business or operation of the Company or any of its Subsidiaries has been used, disclosed or otherwise misappropriated by any person except as would not reasonably be expected to have a Company Material Adverse Effect.

(iii) The Company has not granted any licenses to use, or any covenants not to sue under, any of its material Intellectual Property to any third party, other than non-exclusive licenses granted in the ordinary course of business.

(iv) The material IT Assets owned by the Company operate and perform in all material respects in accordance with the requirements of the Company or any of its Subsidiaries for the performance of their businesses. To the Knowledge of the Company, since August 8, 2003, no person has gained unauthorized access to the IT Assets, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has used commercially reasonable efforts to implement reasonable backup and disaster recovery plans consistent with the Company's business needs.

(v) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models and designs (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other similar intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

(p)  Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies which are owned by the Company and its Subsidiaries and which name the Company or a Subsidiary as an insured, including self-insurance programs and those which pertain to the assets, directors, officers, employees or operations of the Company or its Subsidiaries are in full force and effect and neither the Company nor its Subsidiaries is in default thereunder. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of cancellation or reduction in coverage of any such insurance policies that cannot be replaced on commercially reasonable terms.

(q)  Affiliate Transactions. There are no contracts, commitments, agreements, arrangements or other transactions between the Company or its Subsidiaries, on the one hand, and any (i) present officer or director of the Company or any of their immediate family members (including their spouses) or (ii) to the Knowledge of the Company affiliate of any such officer, director, family member or beneficial owner, on the other hand, in each case, except as disclosed under Item 404 of Regulation S-K.

(r)  Representations Regarding Mortgage Business.

(i)  Definitions. For purposes of this Section 5.01(r), the following terms shall have the following meanings:

“Agency” means HUD or the applicable State Agency.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the Company’s and its Subsidiaries origination, servicing, insuring, purchase, sale or filing of claims in connection with Residential Mortgage Loans, all contractual obligations of the

Company and its Subsidiaries (including any contained in a Mortgage Loan Document or in an Investor Agreement).

“Existing Financing Facilities” means all of the financing arrangements with respect to the Warehouse Loans, Servicing Rights and Servicing Advances of the Company and its Subsidiaries that are set forth in Section 5.01(r)(i) of the Company Disclosure Letter.

“Foreclosure” means the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under applicable Law.

“HUD” means the United States Department of Housing and Urban Development.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Residential Mortgage Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Residential Mortgage Loan or related Mortgaged Property.

“Investor” means any Person who owns or holds (a) Sold Mortgage Loans, or servicing rights related thereto, sold by the Company or any Subsidiary or (b) Investor Mortgage Loans serviced by the Company or any Subsidiary.

“Investor Agreement” means an agreement pursuant to which (a) an Investor purchased Mortgage Loans or (b) the Company or any Subsidiary services Sold Mortgage Loans or Investor Mortgage Loans.

“Investor Mortgage Loan” means any Residential Mortgage Loan serviced by the Company or any of its Subsidiaries that was not originated or purchased by the Company or any of its Subsidiaries, and that has not been repaid or refinanced.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a lien on real property.

“Mortgage Loan” means any Warehouse Loan, Sold Mortgage Loan or Investor Mortgage Loan, as applicable.

“Mortgage Loan Documents” means the documents relating to Residential Mortgage Loans required by Applicable Requirements to originate and service the Residential Mortgage Loans, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Loan Tape” means, with respect to any Warehouse Loan or Sold Mortgage Loan, as applicable, the magnetic computer data tape dated August 7, 2006 and furnished by the Company to Acquiror or any affiliate thereof in connection with the Merger.

“Mortgage Note” means, with respect to a Residential Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Residential Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means a fee simple property (or such other estate in real property as is commonly accepted as collateral for mortgage loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a Mortgage.

“Mortgagor” means the obligor(s) on a Mortgage Note or owners of a Mortgaged Property.

“Originator” means, with respect to any Residential Mortgage Loan, each entity or individual that (i) took the relevant Mortgagor’s loan application, (ii) processed the relevant Mortgagor’s loan application or (iii) closed and/or funded such Residential Mortgage Loan.

“PMI” means the default insurance provided by private mortgage insurance companies.

“Residential Mortgage Loan” means a loan evidenced by a Mortgage Note with respect to which the Mortgaged Property is Residential Property.

“Residential Property” means any Mortgaged Property, securing a Residential Mortgage Loan, consisting of a single parcel of real property with a detached single-family residence erected thereon, or a two-to four-family dwelling, an individual residential condominium unit in a low rise condominium project or an individual unit in a planned unit development; provided, that except with respect to no more than 2% (by unpaid principal balance) of Warehouse Loans and Sold Mortgage Loans, taken together, no such Mortgaged Property is a single parcel of real property with a cooperative housing corporation, a log home or a mobile home or manufactured housing erected thereon or by a mixed-use property, or a property in excess of 10 acres, and that any condominium unit or planned unit development shall not fall within any of the “Ineligible Projects” of part XII, Section 102 of the Fannie Mae Selling Guide.

“Servicing Advances” means servicing advances for delinquent principal, interest, tax or insurance payments or for property protection expenses or other servicing advances of any type.

“Servicing Compensation” shall mean all compensation paid to the Company or any of its Subsidiaries under the Investor Agreements, or other applicable documents for servicing and administrative duties relating to Sold Mortgage Loans or Investor Mortgage Loans, including, without limitation, all late fees, non-sufficient funds fees, investment income and other similar payments relating to the foregoing, all reimbursements of Servicing Advances and other ancillary income.

“Servicing Rights” shall mean, with respect to each Investor Agreement pursuant to which the Company or any of its Subsidiaries services Mortgage Loans, any and all of the following: (a) any and all rights to service such Mortgage Loans under the terms of such Investor Agreement; (b) all Servicing Compensation or moneys payable to the Company or any of its Subsidiaries under such Investor Agreement; (c) all agreements or documents creating, defining or evidencing any such rights of the Company or any of its Subsidiaries to the extent they relate to such rights; (d) all escrow payments or other similar payments with respect to such Mortgage Loan and any amounts actually collected and held by the Company or any of its Subsidiaries with respect thereto (to the extent not the property of the related borrower); (e) all accounts and other rights to payments related to any of the property described in this paragraph; (f) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computers records, or other information pertaining to such Mortgage Loan or pertaining to the past, present or prospective servicing of such Mortgage Loan and all rights to reimbursement for Servicing Advances.

“Sold Mortgage Loan” means any Residential Mortgage Loan, other than a Warehouse Loan, that was originated or purchased and subsequently sold in a whole loan sale or securitization (whether treated as a sale or not under GAAP) by the Company or any of its Subsidiaries, as applicable, and that has not been repaid or refinanced.

“State Agency” means any state agency or other entity with authority to regulate the activities of the Company or any of its Subsidiaries relating to the origination or servicing of Residential Mortgage Loans or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by the Company or any of its Subsidiaries.

“Warehouse Loan” means a Residential Mortgage Loan secured by a Mortgage, that, as of the Effective Time, is owned by the Company and is not a Sold Mortgage Loan.

(ii)  Lender and Servicer Qualifications.

(A)  The Company and its Subsidiaries have been, during the last three (3) years, and are in compliance with all material Applicable Requirements applicable to it, its assets and its conduct of business, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all material reports that any Investor, Governmental Entity or Insurer requires that it file with respect to its mortgage origination and servicing business. Neither the Company nor its Subsidiaries have done or caused to be done, or have failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (1) any private mortgage insurance or commitment of any private mortgage insurer to insure, (2) any title insurance policy, (3) any hazard insurance policy, (4) any flood insurance policy, (5) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, or (6) any surety or guaranty agreement, in each case applicable to the Mortgage Loans that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. No Agency, Investor or private mortgage insurer has (x) claimed in writing or to the Knowledge of the Company, intends to claim, that the Mortgage Loans, the Company or any of its Subsidiaries have violated or have not complied with the representations and warranties applicable with respect to any Sold Mortgage Loans or Warehouse Loans, or with respect to any sale of mortgage servicing rights to an Investor or (y) imposed restrictions on the activities (including commitment authority) of the Company or any Subsidiary, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Agency or Investor has indicated to the Company or any of its Subsidiaries in writing, or to the Knowledge of the Company, in any other manner, that it has terminated or intends to terminate its relationship with the Company or any such Subsidiary for poor performance, poor loan quality or concern with respect to the Company’s or any Subsidiary’s compliance with Laws or that the Company or any of its Subsidiaries is in default with respect to any Applicable Requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii)  Warehouse Loans and Mortgage Loans.

(A)  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans, each Warehouse Loan (1) is eligible for sale to, or insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer; (2) is evidenced by a Mortgage Note with such terms as are customary in the business; (3) is duly secured by a Mortgage with such terms as are customary in the business and which grants the holder thereof either a first lien on the Mortgaged Property (including any improvements thereon) with respect to Warehouse Loans originated as first lien Mortgage Loans and with respect to Warehouse Loans originated as second lien Mortgage Loans, a second priority lien on the Mortgaged Property which constitutes a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) and is in full force and effect and is insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (4) is accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company or one its Subsidiaries, which insurance policy or policies covers such risks as are customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which includes flood insurance and/or special hazard insurance where either is required by an Investor or Agency; and (5) is covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law, other than such Warehouse Loans made pursuant to wet funding agreements with such terms as are customary in the business. Neither the Company nor its Subsidiaries has engaged in any act or omission that would impair the coverage of such insurance described in this clause (iii) and any such insurance or guaranty is in full force and effect with respect to each such Warehouse Loan, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans. The information set forth in the Mortgage Loan Tape with respect to the Warehouse Loans is complete, true and correct in all material respects as of the date specified in the Mortgage Loan Tape.

(B)  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the portfolio of securities owned by the Company or any Subsidiary representing economic residual interests in any Sold Mortgage Loans, as of the date the Company or any Subsidiary of the Company sold each Sold Mortgage Loan, such Sold Mortgage Loan (1) was eligible for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer; (2) was evidenced by a Mortgage Note with such terms as were customary in the business; (3) was duly secured by a Mortgage with such terms as were customary in the business and which granted the holder thereof either a first lien on the subject Mortgaged Property (including any improvements thereon) with respect to Sold Mortgage Loans originated as first lien Mortgage Loans, and with respect to Sold Mortgage Loans originated as second lien Mortgage Loans, a second priority lien on the Mortgaged Property, and, in each case, which constituted a security interest that had been duly perfected and maintained (or was in the process of perfecting in due course) and was in full force and effect and was insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (4) accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company or one its Subsidiaries, which insurance policy or policies covered such risks as were customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which included flood insurance and/or special hazard insurance where either was required by an Investor or Agency or requested by the Mortgagor; and (5) covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law. As of the date the Company or any Subsidiary sold each Sold Mortgage Loan, the Company and its Subsidiaries had complied with all of their obligations under the insurance policies described in this clause (iii) and the Company and its Subsidiaries had complied with all applicable provisions of any such insurance or guaranty contract or policy and, in all material respects, applicable Law, the insurance or guaranty was in full force and effect with respect to each such Sold Mortgage Loan, and there was no default that would result in the revocation of any such insurance or guaranty, in each case except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the portfolio of securities owned by the Company or any Subsidiary representing economic residual interests in any Sold Mortgage Loans. The information set forth in the Mortgage Loan Tape with respect to the

Sold Mortgage Loans is complete, true and correct in all material respects as of the date specified in the Mortgage Loan Tape.

(C)  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans, all Warehouse Loans are genuine, valid and legally binding obligations of the Mortgagor thereunder, have been duly executed by a Mortgagor of legal capacity, are enforceable in all material respects in accordance with their respective terms, and are not subject to any right of rescission, set off, counterclaim or defense, subject to (1) the Bankruptcy and Equity Exception, (2) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower and (3) applicable Laws on deficiencies.

(D)  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the portfolio of securities owned by the Company or any Subsidiary representing economic residual interests in any Sold Mortgage Loans, as of the date the Company or any Subsidiary sold each Sold Mortgage Loan, the Mortgage Loan was a genuine, valid and legally binding obligation of the Mortgagor thereunder, had been duly executed by a Mortgagor of legal capacity, was enforceable in accordance with its respective terms, and was not subject to any right of rescission, set off, counterclaim or defense, subject to (1) the Bankruptcy and Equity Exception, (2) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower and (3) applicable Laws on deficiencies.

(E)  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans, on the Closing Date, the Company or its Subsidiaries will be the sole owner of each of the Warehouse Loans and will be the sole owner or beneficiary of or under the related Mortgage Notes (the “Mortgage Notes”), Mortgages, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Warehouse Loans (the “Mortgage Files”), except (i) to the extent any Warehouse Loan is prepaid in full or subject to a completed foreclosure action (or non judicial proceeding or deed in lieu of foreclosure) in which case the Company shall be the sole owner of the real property securing such foreclosed loan or shall have received the proceeds of such action to which Company or its Subsidiaries was entitled, in each case free and clear of any adverse claims or encumbrances or (ii) for Liens and similar claims pursuant to the Existing Financing Facilities. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans, neither the Company nor any of its Subsidiaries has, with respect to any such Warehouse Loan, released any security therefor, except upon receipt of Investor or Agency approval, or accepted prepayment of any such Warehouse Loan which has not been promptly applied to such Warehouse Loan in accordance with the terms thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans, there exists no physical damage to any Mortgaged Property securing any Warehouse Loan, which physical damage is not insured against in compliance with the Applicable Requirements or would cause any Warehouse Loan to become delinquent or adversely affect the value or marketability of any Warehouse Loan.

(F)  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Servicing Rights, on the Closing Date, the Company or its Subsidiaries will be the sole owner of the Servicing Rights, free and clear of any Liens, except for Liens and similar claims pursuant to the Existing Financing Facilities. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Servicing Rights, the Company has engaged no subservicers in the servicing of any Mortgage Loans.

(G)  The Existing Financing Facilities between the Company or any Subsidiaries and their respective lenders may be terminated without the payment of any material penalty, non-use fee, termination fee, breakage cost or other similar expense.

(s)  Investment Company Act of 1940; Advisers’ Act. None of the Company nor any of its Subsidiaries  has been for the last three (3) years or is, or will take any action prior to the Effective Time that would cause it to be  an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), or an entity required to register as an “investment company” pursuant to the 1940 Act or  regulated under the Investment Advisers Act of 1940, as amended.

(t)  Company Real Property.

(i)    Section 5.01(t)(i) of the Company Disclosure Letter sets forth a complete and accurate list as of August 8, 2006 of all real property owned by the Company or any of its Subsidiaries, other than property acquired by the Company or its Subsidiaries upon foreclosure or similar proceedings or otherwise related to their mortgage business (as compared to their occupancy as a tenant) in the ordinary course of business. The Company or the applicable Subsidiary has good and marketable, fee simple title to the owned property listed in Section 5.01(t)(i) of the Company Disclosure Letter (collectively, the “Owned Real Property”), except as would not reasonably be expected to have a Company Material Adverse Effect.

(ii)  The Company or the applicable Subsidiary holds a valid tenant leasehold interest under a lease or sublease for those properties that are material to its business (such leases, the “Company Leases” and such real property, together with the Owned Real Property, the “Company Real Property”), and the Company Real Property is reasonably adequate to conduct the Company's business as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect.

(iii)  Section 5.01(t)(iii) of the Company Disclosure Letter correctly describes all Company Leases as of August 8, 2006 and the name of the lessor or sublessor, the lease term and the current based annual rent with respect thereto.

(iv)  None of the Owned Real Property is subject to any material Lien other than:

(A)  Liens disclosed on the most recent audited consolidated balance sheet filed or incorporated by reference in the Company Reports;

(B)  Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the most recent audited consolidated balance sheet filed or incorporated by reference in the Company Reports); or

(C)  Liens which do not secure any monetary obligation and which do not materially detract from the value or materially interfere with any present or intended use of such property (clauses (A) - (C) of this Section 5.01(t)(iv) are, collectively, the “Permitted Liens”).

(v)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the Company or its applicable Subsidiary and, to the Knowledge of the Company, all other parties to the Company Leases are not in default under the Company Leases; and (B) neither the Company nor any of its Subsidiaries has given or received any written notice of a default under any of the Company Leases which has not previously been cured. As of the date hereof, the Company has not received any written notice of cancellation or termination of any Company Lease.

(vi)  To the Knowledge of the Company, the use of the Company Real Property by the Company and its Subsidiaries in their business as presently conducted conforms with applicable building, subdivision and zoning laws, regulations and permits, except where the failure to conform would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Leases or as a matter of record, neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or lease or dispose of any Company Real Property or any portions thereof to any third party.

(u)  Brokers and Finders. Except for Credit Suisse Securities (USA) LLC, a copy of whose engagement agreement has been made available to Acquiror, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.02.      Representations and Warranties of Acquiror and Merger Sub.

 Acquiror and Merger Sub each hereby represent and warrant to the Company that:

(a)  Organization, Good Standing and Qualification. Each of Acquiror and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, license or admission, except where the failure to be so qualified, licensed or admitted or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror or Merger Sub to consummate the transactions contemplated by, or to perform its obligations under, this Agreement. Acquiror has made available to the Company complete and correct copies of Acquiror’s certificate of incorporation and bylaws, each as amended to the date hereof, and each as so delivered is in full force and effect.

(b)  Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Acquiror.

(c)  Corporate Authority.

(i)  No vote of holders of capital stock of Acquiror is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Acquiror, as sole stockholder of Merger Sub, has taken all action necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. Each of Acquiror and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and constitutes a valid and binding agreement of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii)  The board of directors of Acquiror has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby.

(iii)  The sole director of Merger Sub has approved and declared advisable the Merger and the other transactions contemplated hereby and directed that the Merger and such other transactions be submitted to the sole stockholder of Merger Sub for consideration, and Acquiror, as the sole stockholder of Merger Sub has approved the Merger and the other transactions contemplated hereby.

(d) Governmental Filings; No Violations.

(i)  Other than the filings and/or notices (A) pursuant to Section 1.03, (B) under the HSR Act and (C) required by applicable state Governmental Entities with regulatory authority over mortgage banking or settlement services, no notices, reports or other filings are required to be made by Acquiror or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Acquiror or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by Acquiror and Merger Sub, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Merger.

(ii)  The execution, delivery and performance of this Agreement by Acquiror and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby by Acquiror and Merger Sub will not (A) constitute or result in a violation of the charter or bylaws of Acquiror and Merger Sub or (B) subject to obtaining the consents, giving the notices and making the filings referred to in Section 5.02(d)(i), (1) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause a breach or violation of, or a termination (or right of termination), or the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Acquiror or any of its Subsidiaries pursuant to any Contracts binding upon Acquiror or any of its Subsidiaries, (2) violate or result in a breach of, or constitute a default under, any Law to which Acquiror or any of its Subsidiaries is subject except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the consummation of the Merger.

(e)  Litigation. There are no Proceedings pending or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Neither Acquiror nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to prevent or materially delay impair the consummation of the transactions contemplated by this Agreement.

(f)  Available Funds. Acquiror has or will have available to it all funds necessary to satisfy the obligations of Acquiror and Merger Sub hereunder and in connection with the Merger and the other transactions contemplated hereby.

(g)  No Ownership of Stock of Company. The Acquiror and its affiliates, including Merger Sub, taken together as a group, does not beneficially own (as defined in the Company Charter) in excess of 9.8% of the lesser of the aggregate number or aggregate value of the outstanding Shares of any class or series of the Company’s capital stock, and neither Acquiror nor any of its Affiliates, including Merger Sub, is, or has ever been deemed to be, an “interested stockholder” or an “affiliate of [an] interested stockholder” for purposes of the Maryland Business Combination Act.

(h)  Proxy Statement Information. The information, if any, supplied by Acquiror, Merger Sub or their affiliates to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not on the date the Proxy Statement is first mailed to holders of the Shares or at the time of the Company Stockholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in the light of the circumstances under which such statements are made.

ARTICLE 6
Covenants

Section 6.01.   Interim Operations.

(a)  The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time or earlier termination of this Agreement (unless Acquiror shall otherwise approve in advance in writing, which approval shall not be unreasonably withheld or delayed) and except as otherwise expressly contemplated by this Agreement or required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary course, and it and its Subsidiaries shall use all commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, key employees and business associates and keep available the services of its and its Subsidiaries’ present directors, officers and key employees. Subject to the other provisions of this Section 6.01, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the Company shall use all reasonable best efforts to continue to qualify as a REIT for U.S. federal income tax purposes. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time or earlier termination of this Agreement, except (A) as otherwise expressly required by this Agreement, (B) as Acquiror may approve in advance in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.01 of the Company Disclosure Letter, it will not and will not permit its Subsidiaries to:

(i)  adopt or propose any change in its articles of incorporation or bylaws or other applicable governing instruments (whether by merger, consolidation or otherwise);

(ii)  merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate;

(iii)  acquire, purchase or lease (in each case, whether by merger, consolidation or by any other manner) any business or Person or, outside the ordinary course of business, any assets (including securities);

(iv)  issue, sell, deliver or amend, or authorize or propose the issuance, sale, delivery or amendment of, any shares of its capital stock or of any of its Subsidiaries (other than the issuance of shares by its wholly owned Subsidiary to it or another of its wholly owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case other than Common Shares issuable pursuant to Company Options outstanding on the date hereof under the Stock Plans or under the ESPP;

(v)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it (other than Angle Capital Holdings, Inc.) or to any other direct or indirect wholly owned Subsidiary or  distributions made pursuant to Section 6.01(b)(i), if applicable);

(vi)  reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (it being understood that the net settlement of Company Awards including any deemed purchase of Common Shares in connection therewith shall not be covered by this clause (vi));

(vii)  incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities (including without limitation securities issued in any form, debt or otherwise, in connection with securitization transactions) or other rights to acquire any of its debt securities or of any of its Subsidiaries, other than (A) advances in the ordinary course pursuant to warehouse lines of credit or other interim financing arrangement set forth in Section 6.01(a)(vii) of the Company Disclosure Letter, or any renewal or replacement thereof, including any renewal or replacement of the existing warehouse line of credit with J.P. Morgan Chase Bank, N.A. scheduled to expire August 23, 2006, but subject to the restrictions set forth in Section 6.14 of this Agreement, (B) the issuance of the amount necessary for the Company to maintain its status as a REIT, which amount the Company currently believes to be $1.1 billion, in asset-backed securities in owner trust securitizations, subject to the requirements set forth in Section 6.01(a)(vii) of the Company Disclosure Letter, provided that such securitizations will be structured as one or more “taxable mortgage pools” within the meaning of Section 7701(i) of the Code and all of the retained interests with respect thereto will be retained by the Company or a QRS of the Company (other than any interests with respect to which the issuer of such interest has obtained an opinion that such interest constitutes indebtedness for U.S. federal income tax purposes), and (C) borrowings between or among the Company and any of its wholly-owned Subsidiaries or between or among the wholly-owned Subsidiaries;

(viii)  except as contemplated by the capital expenditure budget for the Company or any of its Subsidiaries that is attached to Section 6.01(a)(viii) of the Company Disclosure Letter, make or authorize any material capital expenditure;

(ix)  enter into any of the following (each, a “Material Contract”):

(A)  any lease of any real property or any lease of personal property providing for annual rentals of $500,000 or more;

(B)  any material partnership, joint venture or other similar agreement or arrangement;

(C)  any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(D)  any non-competition Contract or other Contract that (1) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Acquiror or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business or any Person with whom the same might otherwise compete, (2) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Acquiror or its Subsidiaries, (3) grants “most favored nation” or exclusivity status or rights that, following the Merger, would apply to Acquiror and its Subsidiaries, including the Company and its Subsidiaries or (4) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services in any manner the same shall see fit, or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(E)  any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates (other than two such agreements that the Company terminated); or

(F)  any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

(x)  make any material changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles or Regulation S-X under the Securities Act;

(xi)  settle or offer or propose to settle (A) any other Proceeding before an arbitrator or a Governmental Entity for an amount in excess of $100,000 individually or $500,000 in the aggregate, (B) any Proceeding described in Section 6.01(a)(xi)(B) of the Company Disclosure Letter, other than as described therein, (C) any stockholder Proceeding against the Company or any of its officers or directors or (D) any Proceeding that relates to the transactions contemplated hereby;

(xii)  other than in the ordinary course of business, amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by, or material rights or obligations under any Material Contract of, the Company or any of its Subsidiaries, except as otherwise permitted by this Section 6.01(a);

(xiii)  make or change any material Tax election unless such election is (A) required by Law, (B) reasonably determined by the Company upon good faith consultation with Acquiror to be necessary or advisable to preserve the status (1) of the Company as a REIT or (2) of any Subsidiary of the Company as a partnership for federal income tax purposes, or as a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be, or (C) required pursuant to the terms of a securitization of which the Company or any of its Subsidiaries is the sponsor (in which case, the Company shall make such election in a timely manner and shall inform Acquiror of such election);

(xiv)  take any action, or fail to take any action, which would reasonably be expected to cause (A) the Company to fail to qualify as a REIT, or (B) any of its Subsidiaries to cease to be treated as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be;

(xv)  transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses or of its Subsidiaries, including capital stock of any of its Subsidiaries, except any such transactions among it and its wholly owned Subsidiaries and except for Liens pursuant to the Existing Financing Facilities or other credit facilities or new lines of credit or credit facilities permitted under this Section 6.01 or the sale, financing or securitization of mortgages, mortgage servicing rights and receivables arising from Servicing Advances in the ordinary course of business;

(xvi)  other than in the ordinary course of business, (A) grant any severance or termination pay, (B) increase or accelerate the compensation or benefits payable under any existing severance or termination pay agreement or arrangement, (C) enter into any employment, consultancy, bonus, severance, termination pay, retirement or other similar agreement or arrangement (or materially amend any such existing agreement or arrangement), (D) establish, adopt or amend (except as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, incentive compensation, equity compensation or other material benefit plan or arrangement, (E) make any material increase in compensation or benefits, (F) hire or retain (or terminate the employment or other service of) any employee or independent contractor with a base salary or annual compensation, as applicable, over $200,000, (G) grant any equity compensation award (whether in the form of options, restricted stock, restricted units or otherwise) or (H)  renew any previously terminated equity compensation plan (including the ESPP), other than, in the case of clauses (a), (b), (c), (e) or (f), any action that is in the ordinary course of business; provided, however, that in no event shall the Company or any Subsidiary take any of the foregoing actions for the benefit of any participant in the Company's 2005 Change-in-Control Plan.

(xvii)  (A) enter into any derivative contract or instrument, other than for bona fide hedging purposes in the ordinary course of business or (B) fail to follow the Company’s existing policies or procedures with respect to managing its exposure to interest rate risk, except as contemplated by Section 6.13;

(xviii)  amend any material Tax Return; settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes; fail to timely file all Tax Returns; fail to timely pay any material Taxes; or change any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Return for the taxable year ended December 31, 2004;

(xix)  take any action or omit to take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

(xx)  acquire (however structured) “mortgage servicing rights” (each, an “MSR”) for a purchase price of more than $15 million in any one transaction or $50 million for all such purchases in the aggregate; provided that all such acquisitions shall also be subject to the requirements set forth in Section 6.01(a)(xx) of the Company Disclosure Letter;

(xxi)  acquire (however structured) loans through the conduit program of the Company and it Subsidiaries (collectively, the “Conduit Loans”) with an aggregate initial principal amount in excess of $1.065 billion; provided that all such acquisitions shall also be subject to the requirements set forth in Section 6.01(a)(xxi) of the Company Disclosure Letter; or

(xxii)  agree, authorize or commit to do any of the foregoing.

(b)  (i) Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may declare one or more dividends to its stockholders distributing (in the aggregate) cash in an amount of up to 95% of the Company’s estimated “real estate investment trust taxable income” (as such term is used in Section 857 of the Code) for the period beginning July 1, 2006 and ending on the earlier of the Effective Time or December 31, 2006, determined without regard to any tax deduction that may be available with respect to the payment or vesting of any restricted stock units or any payment to Employees or directors of the Company or of any of its Subsidiaries, whether pursuant to an employment agreement, a change in control plan, or otherwise, to the extent that such payment or vesting occurs as a result of the transactions contemplated by this Agreement. The amount of any such dividend or dividends shall be initially proposed by the Company, but shall be subject to the mutual agreement of the Company and Acquiror, provided that the Company and Acquiror (and their authorized representatives) agree to consult in good faith with respect to the determination of the amount of such dividend or dividends, and shall use their commercially reasonable best efforts to agree on such amount as quickly as is practicable. Any dividends declared pursuant to this Section 6.01(b)(i) shall be paid by the Company prior to the Effective Time.

(ii)  In addition, the Company agrees that, on its U.S. federal income tax return (and any corresponding state or local income tax returns) for its taxable year ending December 31, 2005, pursuant to Section 858 of the Code the Company shall elect to designate such portion of the first regular quarterly dividend paid on the Common Shares in 2006 as paid with respect to such taxable year as is necessary to permit the Company to satisfy the minimum distribution requirement of Section 857(a) with respect to such taxable year (the “2005 Throwback Amount”), provided that the Company and Acquiror (and their authorized representatives) shall consult in good faith with respect to the determination of the 2005 Throwback Amount, and the Company's determination of the 2005 Throwback Amount shall be subject to the written approval of Acquiror (which approval shall not be unreasonably withheld or delayed).

(c)  Acquiror covenants and agrees that, after the date hereof and prior to the Effective Time or earlier termination of this Agreement (unless the Company shall otherwise approve in writing (which approval shall not be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement or as required by applicable Law), it will not and will not permit any of its Subsidiaries to take any action or omit to take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied.

(d)  Nothing in this Section 6.01 shall be construed to limit the ability of Acquiror or its Affiliates from causing the Company to seek a “closing agreement” within the meaning of Section 7121 of the Code if it is reasonably determined that the Company or a Subsidiary of the Company engaged in any action or failed to take any action that was likely to adversely affect the status of the Company as a REIT prior to the Effective Time.

Section 6.02.   Acquisition Proposals.

(a)  No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.02, neither it nor any of its Subsidiaries nor any of their respective officers and directors shall, and that it shall cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)  initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii)  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data of the Company or any of its Subsidiaries to any Person relating to, any Acquisition Proposal;

(iii)  otherwise facilitate knowingly any Acquisition Proposal or any effort or attempt to make an Acquisition Proposal; or

(iv)  grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

Notwithstanding anything in the foregoing to the contrary, the Company may, prior to, but not after, the approval of the Company’s stockholders referred to in Section 7.01(a), (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not materially less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.07) and reasonably promptly discloses any such information to Acquiror to the extent not previously provided to Acquiror; or (B) engage or participate in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, in each case if and only to the extent that, (x) prior to taking any action described in clause (A) or (B) above, the board of directors of the Company determines in good faith after consultation with outside counsel that the failure to take such action would likely be inconsistent with the directors’ fiduciary duties to the Company or its stockholders under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal would reasonably be expected to result in or lead to a Superior Proposal.

(b)  Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal, offer or indication of interest with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, acquisition or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any acquisition in any manner, directly or indirectly, of 20% or more of the total voting power or of any class of equity securities of the Company, or those of any of its Significant Subsidiaries, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement. As used in this Agreement, “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that its board of directors has determined in its good faith judgment would reasonably be expected to be consummated and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account (i) any revisions to the terms of the transaction contemplated by Section 6.02(c) of this Agreement, (ii) all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation, and likelihood of consummation (iii) the advice of its counsel and its investment banker of nationally recognized reputation and (iv) if a cash transaction, the likelihood of obtaining any required financing).

(c)  No Change in Recommendation. The board of directors of the Company and each committee thereof shall not take any of the following actions (each of the matters referred to in clause (i) or (ii) below, a “Change of Recommendation”):

(i)  withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Acquiror, the Company Recommendation with respect to the Merger;

(ii)  approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal; or

(iii)  except as permitted by, and after compliance with, Section 8.03(b) hereof, cause or permit the Company to enter into a definitive agreement (other than a confidentiality agreement referred to in Section 6.02(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement the board of directors of the Company may, prior to, but not after, the approval of the Company’s stockholders referred to in Section 7.01(a), effect a Change of Recommendation or enter into an Alternative Acquisition Agreement if (A) it has received a Superior Proposal, (B) the board of directors of the Company determines in good faith, after consultation with counsel, that taking such action is required by its fiduciary duties to the Company or its stockholders under applicable Law, and (C) the Company notifies Acquiror, in writing at least five (5) Business Days before taking that action, of its intention to do so in response to a Superior Proposal and attaching the most current version of any proposed agreement or a reasonably detailed summary of all material terms of any such proposal and the identity of the offeror, and (D) Acquiror does not make, within five (5) Business Days after its receipt of that written notification, an offer that that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal. In determining whether to make a Change of Recommendation or enter into an Alternative Acquisition Agreement in response to a Superior Proposal or otherwise, the Company’s board of directors shall take into account any changes to the terms of this Agreement proposed by Acquiror. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.02. In the event that the Company complies with its obligations in the preceding sentence, the Company may enter into an Alternative Acquisition Agreement, but not prior to such time as the Company has provided Acquiror with written notice that the Company has elected to terminate this Agreement pursuant to Sections 8.03(b) and otherwise complies with the Company’s obligations under this Section 6.02, Section 8.03(b) and Section 8.05(b).

(d)  Certain Permitted Disclosure. Nothing contained herein shall prevent the Board of Directors of the Company from complying with its disclosure obligations under applicable Law, provided that if such disclosure includes or constitutes a Change of Recommendation, the Company shall be required to comply with Section 6.02(c) before making any such disclosure.

(e)  Existing Discussions. The Company agrees that it will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and (ii) request any such party (or its agents or advisors) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy all such information (and all analyses, reports and other documents or communications that analyze or incorporate such information) (and certify such return or destruction).

(f)  Notice. The Company agrees that it will as promptly as reasonably practicable (and, in any event, within 24 hours ) notify Acquiror (which notification may be by telephone or email to a principal of Acquiror, provided that such notice is followed up within 24 hours thereafter by notice in the manner set forth in Section 9.06) if any Acquisition Proposal is received by it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Acquiror informed as promptly as reasonably practicable of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

Section 6.03.   Proxy Statement.

 The Company shall prepare and file with the SEC as promptly as reasonably practicable a proxy statement in preliminary form relating to the Company Stockholders Meeting (as defined in Section 6.04) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to it and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of the Company and Acquiror agrees, as to itself and its respective Subsidiaries and affiliates, that none of the information supplied or to be supplied by it or any of its Subsidiaries or affiliates for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to holders of the Shares or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Acquiror and Merger Sub shall, and shall cause their affiliates to, cooperate with and provide reasonable assistance to the Company in connection with the preparation, filing and mailing of the Proxy Statement. Subject to Acquiror’s and Merger Sub’s compliance with the preceding sentence and Section 6.05, the Company shall use all commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as reasonably practicable the Proxy Statement and all other proxy materials for such meeting.

Section 6.04.   Stockholders Meeting.

 Unless this Agreement has been terminated in accordance with the terms hereof, and subject to Section 6.02 of this Agreement, the Company will take, in accordance with applicable Law and the Company Charter and the Company Bylaws, all action necessary to convene a meeting of holders of Shares (the “Company Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement and the filing of the definitive Proxy Statement to consider and vote upon the approval of the Merger and to cause such vote to be taken. Subject to Section 6.02 hereof, the Company’s board of directors shall recommend such approval and shall use all commercially reasonable efforts to solicit such approval.

Section 6.05.   Filings; Other Actions; Notification.

   (a)   The Company and Acquiror each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(b)  Subject to the terms and conditions set forth in this Agreement, the Company and Acquiror shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all of their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided that the parties hereto understand and agree that all commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective affiliates’ businesses, assets or properties. The Company and Acquiror will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Law relating to the exchange of information, Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Acquiror or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Acquiror shall act reasonably and as promptly as practicable.

(c)  Subject to applicable Law and the instructions of any Governmental Entity, the Company and Acquiror each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated, including as promptly as reasonably practicable furnishing the other with copies of notices or other communications received by Acquiror or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Acquiror each shall give reasonably prompt notice to the other of any change that would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Termination Date or of any failure to the other party’s conditions to effect the Merger.

Section  6.06.   Access.

 Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Acquiror’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish reasonably promptly to Acquiror all information concerning its business, properties and personnel, and access to all personnel, advisers, accountants and accountants’ work papers, as may reasonably be requested, provided that no investigation pursuant to this Section 6.06 shall affect or be deemed to modify any representation or warranty made by the Company herein provided, further, that the foregoing shall not require the Company (i) to permit any inspection or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 6.07.   Publicity.

(a)  The initial press releases regarding the Merger of Acquiror’s parent and of the Company are acceptable to the other such party. On and after the date hereof, the Company and Acquiror each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

(b)  Acquiror and the Company shall use all commercially reasonable efforts to establish a mutually acceptable process intended to ensure that before any Merger Communication of Acquiror, the Company or any of their respective “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Acquiror, the Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, key employee or advisor of Acquiror, the Company or any such participant, as applicable, as a script in discussions or meetings with any such third parties, the other party and its counsel have a reasonable opportunity to review any such Merger Communication for purposes of, among other things, determining whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. As part of any such process, Acquiror and Merger Subsidiary or the Company, as applicable, shall (or shall use commercially reasonable efforts to cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a holder of the Company Stock, would reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.

Section 6.08.   Employee Matters.

(a)  To the extent that the employees of the Company and its Subsidiaries are covered under an employee benefit plan of the Surviving Corporation or Acquiror immediately following the Effective Time, such employees shall be credited with their years of service for eligibility and vesting purposes (but not for benefit accrual, eligibility for retiree medical benefits, eligibility or vesting for any equity compensation plan or other purposes) credited under any corresponding type of plan immediately prior to the Effective Time, except to the extent that any such crediting of service would result in a duplication of benefits.  For the year in which the Effective Time occurs, if employees of the Company and its Subsidiaries are covered under Acquiror’s group health plan, (i) Acquiror shall cause all pre-existing condition exclusions of such Acquiror plan to be waived for such employees and their covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such employees and their covered dependents immediately prior to the Effective Time under the corresponding plan of the Company or a Subsidiary; and (ii) Acquiror shall give full credit for deductibles satisfied under the corresponding plan of the Company or a Subsidiary toward any deductibles under such Acquiror plan in which such employees participate for the remainder of the plan year during which the Closing occurs.  Nothing in this Section 6.08(a) shall (x) require that Acquiror cover the employees of the Company and its Subsidiaries under Acquiror's employee benefit plans or that any particular employee benefit plans be provided to such employees or (y) limit the Surviving Corporation's ability to amend or terminate any benefit plan or arrangement at any time.

(b)  Without limiting the generality of Section 9.08, nothing in this Section 6.08, express or implied, is intended to confer any rights or remedies under this Agreement upon any Person, including any Employee, other than the parties hereto, and no Person shall be entitled to enforce or seek to enforce all or any portion of this Section 6.08 other than the parties hereto.

Section 6.09.   Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article 4, and Acquiror shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.05(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 6.10.   Indemnification; Directors’ and Officers’ Insurance.

(a)   From and after the Effective Time, the Surviving Corporation agrees to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and without requiring a preliminary determination as to the ultimate entitlement to indemnification, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company or any of its

 Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.

(b)  Prior to the Effective Time, subject to the proviso at the end of the penultimate sentence of this Section 6.10(b), the Company shall and if the Company is unable to, Acquiror shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carriers with respect to (1) directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage at least as favorable as the Company’s existing policies (collectively, “D&O Insurance”), and (2) Side A insurance with respect to the current independent directors of the Company at least as favorable as that described in Schedule 6.10(b) of the Company Disclosure Letter (“Side A Insurance”), in each case, to the maximum extent commercially obtainable and with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof and Side A Insurance with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof or described in Schedule 6.10(b) of the Company Disclosure Letter, as the case may be, or the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance and the Side A Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof or described in Schedule 6.10(b) of the Company Disclosure Letter, as the case may be, (to the maximum extent commercially obtainable) with respect to matters occurring at or before the Effective Time, provided, however, that in no event shall Acquiror or the Surviving Corporation be required to expend for such D&O Insurance and Side A Insurance policies in any one year an amount in excess of the percentage set forth in Schedule 6.10(b) of the Company Disclosure Letter of the annual premium currently paid by the Company for the D&O Insurance; and if the annual cost of any such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with respect to the applicable insurance coverage with the greatest coverage available for a cost not exceeding such amount. In addition, Acquiror shall cause the Surviving Corporation and its Subsidiaries to include and maintain in the Surviving Corporation Charter and the Surviving Corporation Bylaws and the comparable governing instruments of each such Subsidiary for a period of six (6) years after the Effective Date provisions regarding the elimination of liability for, and indemnification of, officers and directors and the advancement of expenses that are no less advantageous to the intended beneficiaries thereof than the corresponding provisions contained in the Company Charter and the Company Bylaws and the comparable governing instruments of the Company’s Subsidiaries.

(c)  Acquiror shall cause the Surviving Corporation to possess sufficient assets in order for the Surviving Corporation to fulfill any obligation under this Section 6.10; provided, however, that to the extent that the Surviving Corporation is unable to fulfill its obligations hereunder, Acquiror shall assume such obligations. If Acquiror or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, (A) provisions shall be made so that the successors and assigns of Acquiror or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10 and (B) prompt notice thereof shall be provided to the Indemnified Parties.

(d)  The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e)  The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Company Charter or the Company Bylaws or the comparable governing instruments of any of the Company’s Subsidiaries, or under any applicable Contracts or Laws, which rights shall survive the Effective Time and shall continue in full force and effect.

Section 6.11.   Other Actions by the Company and Acquiror.

(a)  Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Acquiror and the Company shall grant such approvals and take such actions as are necessary so that if lawful to permit such transactions under such Takeover Statute, such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b)  Section 16 Matters. The board of directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of Common Shares into the Merger Consideration by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the board of directors of the Company shall adopt resolutions that specify (A) the name of each individual whose disposition of Shares (including Common Shares issuable with respect to Company Awards) is to be exempted, (B) the number of Shares (including Common Shares issuable with respect to Company Awards) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act.

Section 6.12.   Notices of Certain Events. Each of the Company and Acquiror shall as promptly as reasonably practicable notify the other of:

(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)  any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c)  any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Acquiror and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations or warranties made in this Agreement or that would reasonably be expected to prevent or materially delay the consummation of, or materially adversely the ability of a party to consummate, the transactions contemplated by this Agreement;

(d)  any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any condition contained in Article 7 not to be satisfied; and

(e)  any failure of that party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the representations and warranties of the delivering party or remedies available hereunder to the party receiving that notice.

Section 6.13.   Interest Rate Risk and Hedging Policies.  The Company shall meet with Acquiror regarding its interest rate hedging strategy; it being understood and agreed that (i) the Company shall be entitled to continue to hedge its interest rate risk consistent with past practice in the ordinary course of business and (ii) in no event shall the Company share information with Acquiror at such meeting(s) that is competitively sensitive.

Section 6.14.   Commitment to Provide and Use of Financing Facilities. As soon as practicable after the date hereof, the Company and/or one or more of its Subsidiaries satisfactory to Acquiror shall use commercially reasonable efforts to enter into a committed mortgage loan finance facility and a committed servicing advances finance facility with Acquiror or an Affiliate thereof (collectively, the “Replacement Financing Facilities”) pursuant to which Acquiror or such Affiliate will agree to provide secured financing backed by Existing Financing Mortgage Loans or Servicing Advances, as applicable, on terms (including, but not limited to, financial covenants, amounts and rates) at least as favorable in all material respects to the Company and its Subsidiaries as those under the applicable Existing Financing Facilities. From and after the date on which the Replacement Financing Facilities are entered into, the Company shall not borrow money or make draws under the Existing Financing Facilities and the Replacement Financing Facilities except in a manner that is consistent with Section 6.14 of the Company Disclosure Letter; provided that in no event shall the Company or any of its Subsidiaries incur any such indebtedness under any Existing Financing Facility that cannot be repaid or refinanced at the Effective Time without material cost.

 Section 6.15.   Mortgage Loans. The Company shall provide Acquiror with reasonable notice of, and reasonable information with respect to, any bulk sales of Mortgage Loans that it or any of its Subsidiaries proposes to effect to third parties, other than intercompany bulk sales in connection with the issuance of asset-backed securities referred to in Section 6.01(a)(vii). Acquiror shall be entitled to bid for any such Mortgage Loans, to have a right to match any competing bid(s) that is/are submitted and to acquire any such Mortgage Loans if its bid is on substantially the same or better terms as the best third party bid.

Section 6.16.   Ownership.  Neither Acquiror nor any of its affiliates, including Merger Sub, shall, prior to the Effective Time, acquire any Shares or other securities of the Company, or take any other action, to the extent that they, taken together as a group, would beneficially (as defined in the Company Charter) own or be deemed to beneficially own in excess of 9.8% of the lesser of the aggregate number or aggregate value of the outstanding Shares of any class or series of the Company’s capital stock, or that would cause the Acquiror or any of its Affiliates to become an interested stockholder or an affiliate of an interested stockholder for purposes of the Maryland Business Combination Act(as defined in the Company Charter).

ARTICLE 7
Conditions

Section 7.01.   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)  Stockholder Approval. The Merger shall have been duly approved by holders of Shares constituting the Requisite Company Vote.

(b)  Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing of the Maryland Articles of Merger, all consents and approvals of, and filings with and notices to, any Governmental Entity required to permit consummation of the Merger shall have been made or obtained (as the case may be), except those that the failure to make or obtain, individually or in the aggregate, would not adversely affect a material portion of the business, sales or cash flows of the Company and its Subsidiaries or provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would become subject to material liability or the risk of criminal sanctions.

(c)  Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (and no Law shall exist), (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

Section 7.02.   Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Acquiror at or prior to the Effective Time of the following conditions:

 (a)   Representations, Warranties and Covenants. (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (which shall, for the purposes of this Section 7.02(a), be read without any qualification contained therein as to materiality or Material Adverse Effect) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a Company Material Adverse Effect; and (iii) Acquiror shall have received at the Closing a certificate signed by the Chief Executive Officer of the Company to the foregoing effect.

(b)  No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or arisen any change, event, circumstances or development that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(c)  Tax Opinion. Acquiror shall have received a tax opinion from Gibson, Dunn & Crutcher LLP, tax counsel to the Company (or other nationally recognized tax counsel to the Company satisfactory to Acquiror), substantially in the form attached hereto as Exhibit B-1 and dated as of the Closing Date. Such opinion shall be based, in part, on customary assumptions and on factual representations with respect to the Company and its Subsidiaries contained in a letter from the Company, substantially in the form attached hereto as Exhibit B-2 and dated as of the Closing Date.

Section 7.03.   Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)  Representations, Warranties and Covenants. (i) Each of Acquiror and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Acquiror and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Acquiror or Merger Sub pursuant hereto (which shall, for the purposes of this Section 7.03(a), be read without any qualification contained therein as to materiality or Material Adverse Effect) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), with such exceptions as have not had and would not reasonably be expected to have, whether individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated by, or to perform their obligations under, this Agreement prior to the Termination Date; and (iii) the Company shall have received at Closing a certificate signed a senior officer of Acquiror and Merger Sub to the foregoing effect.

(b)  The dividend(s) described in Section 6.01(b)(i) hereof shall have been declared and paid.

ARTICLE 8
Termination

Section 8.01   Termination by Mutual Consent.

 This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.01(a), by mutual written consent of the Company and Acquiror by action of their respective boards of directors.

Section 8.02.   Termination by Either Acquiror or the Company.

 This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Acquiror or the Company (by written notice to the other) if (i) the Merger shall not have been consummated by March 31, 2007, whether such date is before or after the approval by stockholders of the Company referred to in Section 7.01(a) (the “Termination Date”), (ii) the approval of the Company’s stockholders referred to in Section 7.01(a) shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof, or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company referred to in Section 7.01(a)); provided that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.03.   Termination by the Company.

 This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of the Company by written notice to Acquiror at any time prior to the Effective Time:

(a)  whether before or after the approval by stockholders of the Company referred to in Section 7.01(a) if there has been a breach of any representation, warranty, covenant or agreement made by Acquiror or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.03(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Acquiror; or

(b)  only before, but not after, the approval of the stockholders of the Company referred to in Section 7.01(a), if the Company enters into an Alternative Acquisition Agreement to effect a Superior Proposal or effects a Change of Recommendation, in each case, in accordance with Section 6.02(c), but only after prior compliance with Section 8.05(b) hereof.

Section 8.04.   Termination by Acquiror.

 This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.01(a), by action of the board of directors of Acquiror by written notice to the Company:

(a)  if (i) (A) the board of directors of the Company shall have effected a Change of Recommendation, (B) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (C) at any time after the end of ten business days following receipt of a written Acquisition Proposal, the Company board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as reasonably practicable (but in any event within five business days) after receipt of any written request to do so from Acquiror, (D) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Acquiror or an Affiliate of Acquiror) and the Company board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, the Company board of directors fails to recommend against acceptance of such offer as promptly as reasonably practicable (but in any event within five business days) after receipt of any written request to do so from Acquiror, or (E) the Company shall have willfully and materially breached its obligations made under Section 6.02 or 6.04, or (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.02(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Acquiror to the Company.

Section 8.05.   Effect of Termination and Abandonment.

(a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that except as otherwise specified herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from the willful material breach of this Agreement or the willful failure on the part of any party to fulfill in any material respect a condition to the performance of the other party. The provisions of this Section 8.05 and the Confidentiality Agreement shall survive termination of this Agreement.

(b)  In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least three business days prior to the date of the Company Stockholders Meeting) and thereafter this Agreement is terminated either by Acquiror or the Company pursuant to either Section 8.02(i) or Section 8.02(ii), (ii) this Agreement is terminated by the Company pursuant to Section 8.03(b) or (iii) this Agreement is terminated by Acquiror pursuant to Section 8.04(a)(i), then the Company shall promptly, but in no event later than two days after the date of such termination (or, in the case of a termination by the Company pursuant to Section 8.03(b), as a condition to a valid termination by the Company pursuant to Section 8.03(b)), pay Acquiror a termination fee of $23.5 million (the “Termination Fee”); provided, however, that no Termination Fee shall be payable to Acquiror pursuant to clause (i) of this paragraph (b) unless and until, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated, an Acquisition Proposal. The Company’s payment under this Section 8.05 shall be the sole and exclusive remedy of Acquiror and Merger

Sub for damages against the Company and any of its Subsidiaries and their respective Representatives with respect to such termination or any breach of any covenant or agreement giving rise to such payment. The Company acknowledges that the agreements contained in this Section 8.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to reasonably promptly pay the amount due pursuant to this Section 8.05, and, in order to obtain such payment, Acquiror or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.05 or any portion of such fee, the Company shall pay to Acquiror or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit.

ARTICLE 9
Miscellaneous And General

Section 9.01.   Survival.

 This Article 9 and the agreements among the Company, Acquiror and Merger Sub contained in Article 2, Article 3, Article 4, Section 6.08 (Employee Matters), Section 6.09 (Expenses) and Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger and shall terminate at the Effective Time.

Section 9.02.   Modification or Amendment.

 Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

Section 9.03.   Waiver of Conditions.

 The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

Section 9.04.   Counterparts.

 This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 9.05.   Governing Law; Waiver of Jury Trial; Specific Performance; Jurisdiction.

(a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (EXCEPT TO THE EXTENT THAT MANDATORY PROVISIONS OF THE MGCL ARE APPLICABLE).

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c)  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

(d)  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees to appoint The Corporation Trust Company, or such other registered agent as the parties may agree upon, as agent for service of process in the State of Delaware. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.06 shall be deemed effective service of process on such party.

Section 9.06.   Notices.

 Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Acquiror or Merger Sub

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 10th Floor
New York, NY 10036
Attention: Kevin Rodman
fax: (212) 507-4125

(with a copy (which shall not constitute notice) to:

John D. Amorosi, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Fax: (212) 450-3800

and

Michael S. Gambro, Esq.
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Fax: (212) 504-6888)

if to the Company

Saxon Capital, Inc.
4800 Cox Road
Glen Allen, VA 23060
Attention: Robert B. Eastep, Executive Vice President and CFO

with a copy to:

Saxon Capital, Inc.
4800 Cox Road
Glen Allen, VA 23060
Attention: Richard D. Shepherd, Executive Vice President, General Counsel and Secretary

(with a copy (which shall not constitute notice) to:

Howard B. Adler, Esq.
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, NW
Washington, DC 20036
Fax: (202) 467-0539)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 9.07.   Entire Agreement.

 This Agreement (including any exhibits hereto), the Company Disclosure Letter, and the Confidentiality Agreement dated April 26, 2006 between Acquiror and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER ACQUIROR AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND

EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.08.   No Third Party Beneficiaries.

 Except as provided in Section 4.02(d) and Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), Acquiror, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.03 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.09.   Obligations of Acquiror and of the Company.

 Whenever this Agreement requires a Subsidiary of Acquiror to take any action, such requirement shall be deemed to include an undertaking on the part of Acquiror to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.10.   Transfer Taxes.

 All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Company shall, and shall cause its affiliates to, join in the execution of any such Tax returns and other documentation.

Section 9.11.   Definitions.

 Each of the terms set forth in the pages between the Table of Contents and the body of this Agreement is defined in the Section of this Agreement set forth opposite such term.

Section 9.12.   Severability.

 The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.13.   Interpretation; Construction.

(a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)  The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)  The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.14.   Assignment.

 This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Acquiror may designate, by written notice to the Company, another direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

Section 9.15.   Disclosure Schedule References.

  Notwithstanding anything in this Agreement that may be deemed to the contrary (including the lead-in to Section 5.01 hereof), the parties hereto agree as follows:

(a) any reference in a particular section of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representation(s) and warranty(ies)

(or covenant(s), as applicable) of the Company that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representation(s) and warranty(ies) (or covenants, as applicable) would be readily apparent to a reasonable person who has read that reference and such representation(s) and warranty(ies) (or covenant(s), as applicable); and

(b) in no event shall any information whatsoever contained in any section of any Company Report or of the Draft Second Quarter 10-Q entitled “Risk Factors” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of the Company that is contained in this Agreement; and

(c) in no event shall the information contained in any section of any Company Report or of the Draft Second Quarter 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation(s) and warranty(ies) of the Company that is contained in this Agreement, except to the extent that such information constitutes factual historical statements or factual descriptions of past performance or financial condition of the Company and its Subsidiaries (which shall, in each case, for the sake of clarity, exclude subjective opinions or judgments of management).

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMPANY Saxon Capital, Inc.
By:	/s/ Michael Sawyer
Name: Michael Sawyer
Title: Chief Executive Officer

ACQUIROR Morgan Stanley Mortgage Capital Inc.
By:	/s/ Anthony Tufariello
Name: Anthony Tufariello
Title: Chairman

MERGER SUB Angle Merger Subsidiary Corporation
By:	/s/ Kevin Rodman
Name: Kevin Rodman
Title: President

Exhibit A

Amendment to Company Charter

Section 11.13 of Article XI is hereby amended to read as follows:

Section 11.3. Waivers by Board; Exemptions. (i) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion or advice of counsel and upon at least 15 days written notice from a transferee prior to the proposed Transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit and upon such other conditions as the Board of Directors may direct, may waive the Ownership Limit with respect to such Transferee.

(ii) Notwithstanding any other provision of this Article XI, the restrictions on ownership and transfer set forth in Section 11.2 shall not be applicable to (x) any Person that would Beneficially Own shares of any class or series of Capital Stock in excess of the Ownership Limit as a result of the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of August 8, 2006 (the “Merger Agreement”) by and among the Corporation, Morgan Stanley Mortgage Capital Inc., a New York corporation (“Acquiror”), and Angle Merger Subsidiary Corporation, a Maryland corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), including, without limitation, the merger of Merger Sub with and into the Corporation, with the Corporation as the surviving corporation, in accordance with the terms and conditions of the Merger Agreement (the “Merger”); or (y) any Transfer in connection with the consummation of the transactions contemplated by the Merger Agreement including, without limitation, the Merger.

Exhibit B-1

APasternak@gibsondunn.com

__, 2006

(202) 955-8582C 89799-00006

(202) 530-9577

[Name of recipient]
[Address]
[Address]

Re:	Status as a Real Estate Investment Trust

Ladies and Gentlemen:

In connection with the merger of [Merger Sub] with and into Angle Capital, Inc., a Maryland corporation (the “Company”) pursuant to the Agreement and Plan of Merger dated August __, 2006 (the “Merger Agreement”), you have requested our opinion concerning the qualification and taxation of the Company as a Real Estate Investment Trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Section 7.02(c) of the Merger Agreement.

In formulating our opinions, we have examined originals or copies of the Articles of Amendment and Restatement of the Company's charter dated June 2, 2004, the Company's Form 1120-REIT for its taxable years 2004 [and 2005]1 , the Company's annual and quarterly REIT testing schedules prepared by the Company and reviewed by Ernst & Young, L.L.P. for each quarter beginning with the quarter ending December 31, 2004 and ending with the quarter ending [most recent quarter-end date prior to the date of the opinion for which the testing schedule is available], the Prospectus dated September 20, 2004 issued in connection with the Company's initial offering of 17,000,000 shares of its Common Stock and such other documents as we deemed necessary or appropriate (the “Applicable Documents”). In addition, we have made such other factual and legal inquiries as we have considered necessary or appropriate, but we have not independently verified any of the facts set forth in any of the Applicable Documents. All capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement.

1 To be added if the 2005 tax return has been filed on or before the date of the opinion.

The Company has provided us with, and we are relying upon, a certificate dated [____], 200_ setting forth certain factual representations relating to the organization, actual operation and proposed operation of the Company (the “Officer's Certificate”). These representations relate, in some cases, to transactions and investments for which we did not act as the Company's primary counsel and we have not independently verified any of the representations contained therein, although we are not aware of any facts inconsistent with such representations.

Our opinions set forth below assume (i) the accuracy of all facts set forth in the Applicable Documents, including the fact that the Company has been operated in the manner set forth in the Applicable Documents; (ii) that all representations contained in the Officer's Certificate are accurate and complete without regard to any qualification as to knowledge or belief; and (iii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as reproductions, whether electronic or otherwise.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

1.  The Company has made a valid election under Section 856(c)(1) of the Code to be treated as a REIT and, together with those of its subsidiaries that are “qualified REIT subsidiaries” (“QRSs”), has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable years commencing with the Company's taxable year ended December 31, 2004, through the taxable year ending prior to the date hereof[, provided that we express no opinion with respect to the Company's compliance with the annual distribution requirement of Section 857 of the Code for the Company's taxable year ended December 31, 2006]2.

2.   The Company, together with those of its subsidiaries that are QRSs, (i) has been organized in conformity with the requirements for qualification and taxation as a REIT for the current taxable year prior to the date hereof, (ii) has satisfied all quarterly operational requirements for qualification and taxation as a REIT for each quarter of the current taxable year that has ended prior to the date hereof, and (iii) has not been organized and operated prior to the date hereof in such a manner that would prevent the Company from satisfying any other requirement for qualification and taxation as a REIT for the current taxable year (other than the annual distribution requirement under Section 857 of the Code).

*  *  *

[To ensure compliance with Treasury Department Circular 230, you are hereby notified that (a) any discussion of federal tax issues in this opinion is not intended or written to be relied upon, and cannot be relied upon, by the Acquiror for the purpose of avoiding penalties that may be imposed on such holder under the Internal Revenue Code and (b) promoting, marketing or recommending to another party any matters addressed

             2 To be added only if this paragraph covers the 2006 tax year.

herein. ] [To be included to the extent and in the form determined by Gibson, Dunn and Crutcher to be required.]

The Company's qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, distribution levels and diversity of stock ownership, recordkeeping, and other various qualification tests imposed under the Code, which results are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company's operation for any given taxable year will satisfy the requirements for taxation as a REIT under the Code.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”), and case law, any of which may be changed at any time with retroactive effect. You should be aware that opinions of counsel are not binding on the Internal Revenue Service and no assurance can be given that the IRS will not challenge the conclusions set forth herein. Any change in applicable law, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

This opinion is furnished to you in connection with the transactions contemplated by the Merger Agreement and is not to be used, circulated, quoted or otherwise referred to (other than to be provided to the Company’s auditors or to a relevant taxing authority) for any other purpose without our prior written consent.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP

ADP/edw

Exhibit B-2

ANGLE CAPITAL, INC.
4860 Cox Road
Glen Allen, VA 23060

____, 2006

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036

Re:	REIT Federal Income Tax Opinion

Ladies and Gentlemen:

Angle Capital, Inc. (the “Company”) has requested your opinion with respect to the status of the Company as a real estate investment trust (a “REIT”) under Sections 856 et. seq. of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Section 7.02(c) of the Agreement and Plan of Merger dated August __, 2006. In connection with your opinion, I, Robert B. Eastep of the Company, make the following representations to you in my capacity as Executive Vice President and Chief Financial Officer of the Company. I understand that you will be relying on the representations of fact contained in this letter (this “Certificate”) as the basis for your opinion. As an executive officer, it is my responsibility to have knowledge of the matters described in these representations. The representations of fact contained in this Certificate are, to the best of my knowledge, true, complete and correct. I have reviewed this Certificate with you and acknowledge that I understand the defined terms and statutory references contained herein.

(1) The Company was validly formed under the name “Angle REIT, Inc.” pursuant to the General Corporation Law of the State of Maryland on February 5, 2004 (the “Incorporation Date”). The Company changed its name to “Angle Capital, Inc.” on September 24, 2004.

(2) The Company has operated in accordance with Maryland law, its certificate of incorporation, as supplemented or amended (the “Charter”), and its by-laws.

(3) The Company does not own any interest in any entity classified as a partnership for U.S. federal income tax purposes. Angle Capital Holdings, Inc. (and the Company’s former subsidiary, Saxon Merger Corporation, Inc.) has made a valid and timely joint election with the Company to be treated as a taxable REIT subsidiary (“TRS”) of the Company under Section 856(l) of the Code, effective as of the date of formation of such subsidiary.

(4) The Company timely made the election specified in Section 856(c) of the Code to be taxed as a REIT commencing with its taxable year ending December 31, 2004.

(5) Since the election of the Company's initial directors, the Company has been managed by directors, and the Company's directors have ratified and confirmed all actions taken by the Company's sole incorporator on the Company's behalf from the date of the Company's incorporation until the Company's initial directors were elected. Since the Incorporation Date, the Company has issued shares of a single class of common stock which represent all the beneficial ownership interests in the Company and all such interests are evidenced by transferable shares. With the exception of the restrictions imposed on the transfer of common stock under the charter of the Company, under the federal or state securities laws, or under the Company’s stock incentive plans, there are no restrictions on the transfer of common stock.

(6) Since the Incorporation Date, no more than 50 percent in value of the Company's outstanding stock has been owned, directly or indirectly, by or for five or fewer individuals (including certain entities as defined in Section 542(a)(2) of the Code) as determined by applying Section 856(h) of the Code and determined without regard to the shares-in-trust provisions contained in the Company's Charter.

(7) Since the Incorporation Date, no person has beneficially owned stock of the Company in violation of the restrictions regarding the ownership and transfer of the Company's stock set forth in the Charter (the “Ownership Limit”). The Board of Directors of the Company has waived the Ownership Limit with respect to any individual or entity only if, in the opinion of the Board of Directors, sufficient evidence was presented that the proposed changes in ownership would not then or in the future jeopardize the Company's status as a REIT and the Board of Directors otherwise decided that such action was in the best interest of the Company. Since the Incorporation Date, the Board of Directors has granted waivers of the Ownership Limit to Wasatch Advisors, Inc. (“Wasatch”) and Franklin Mutual Advisors, LLC (“Franklin”). Neither Wasatch nor Franklin has at any time owned an interest in the Company in an amount sufficient to jeopardize the Company's status as a REIT.

(8) At all times during each taxable year of the Company beginning after its first taxable year (and including its current taxable year prior to the date hereof), the beneficial ownership of the Company has been held by 100 or more persons.

(9) For each taxable year ending prior to the date hereof commencing with the Company's initial taxable year, the Company has satisfied the annual income tests, the Assets Tests (as defined in paragraph 20 below) and the annual distribution requirements that must be satisfied in order for the Company to qualify as a REIT under the Code. The Company has not been organized or operated prior to the date hereof in such a manner that would prevent the Company from satisfying the annual income tests or the Assets Tests for the current taxable year or for any quarter thereof.

(10) The Company does not own, directly or indirectly, any Interests in Real Property (other than Foreclosure Property, or commercial office space or other property intended for use in the Company's business rather than for rental real estate investment). The Company has satisfied the Assets Tests by acquiring and holding mortgages and mortgage-related assets. The Company’s ownership of assets prior to the date hereof will not prevent the Company from satisfying the Assets Tests for the current taxable year or for any quarter thereof.

(11) Since the Incorporation Date and for each of the Company’s taxable years ending prior to the date hereof, at least 95% of the gross income of the Company (excluding gross income from Prohibited Transactions) has been derived from (i) dividends, (ii) interest~~,~~ (excluding interest the amount of which depends on the income or profits of any person, is based on the value of any property or is contingent upon the sale or refinancing of the property securing the obligations), (iii) rents from real property (excluding any rents which depend upon the income or profits of any person or which are received from persons of whom the Company owns an interest of 10% or more), (iv) gain from the sale or other disposition of stock, securities and real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain on real property which is Section 1221(a)(1) Property, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts~~,~~ the determination of which depends in whole or in part on income or profits of any Person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (viii) gain from the sale or other disposition of Real Estate Assets which is not a Prohibited Transaction, in each case, within the meaning of Section 856(c)(2) of the Code (the “95% gross income test”). The Company has not been operated prior to the date hereof in such a manner that would prevent the Company from satisfying the 95% gross income test for the current taxable year.

(12) Since the Incorporation Date and for each of the Company’s taxable years ending prior to the date hereof, at least 75% of the gross income of the Company (excluding gross income from Prohibited Transactions) has been derived from (i) rents from real property (excluding any rents which depend upon the income or profits of any person or which are received from persons of whom the Company owns an interest of 10% or more), (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property (excluding interest the amount of which depends on the income or profits of any person, is based on the value of any property or is contingent upon the sale or refinancing of the property securing the obligations), and only to the extent such interest is apportioned to real property based on the value of any property securing such obligations in accordance with Treasury Regulation Section 1.856-5(c), (iii) interest on loans described in Revenue Procedure 2003-65, (iv) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain from real property which is Section 1221(a)(1) Property, (v) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or certificates of beneficial interest in other REITs, (vi) abatements and refunds of taxes on real property, (vii) income and gain derived from Foreclosure Property; (viii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any Person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (ix) gain from the sale or other disposition of Real Estate Assets which is not a Prohibited Transaction; and (x) Qualified Temporary Investment Income, in each case, within the meaning of Section 856(c)(3) of the Code (the “75% gross income test”). The Company has not been operated prior to the date hereof in such a manner that would prevent the Company from satisfying the 75% gross income test for the current taxable year.

(13)  The Company has compiled an analysis regarding its compliance with the 95% and 75% gross income tests described in paragraphs 11 and 12 above for all taxable years ending prior to the date hereof beginning with its first taxable year.

(14) The Company understands that for purposes of the 95% and 75% gross income tests described in paragraphs 11 and 12 above, income derived from payments to the Company under any hedging instruments that are not Qualified Hedges, as well as any gains from the disposition of such instruments, does not qualify for either the 75% gross income test or the 95% gross income test. The Company has treated all hedging income, other than payments derived from Qualified Hedges, as not qualifying for either the 75% gross income test or the 95% gross income test. The Company has treated~~,~~ all payments derived from Qualified Hedges as excluded from the 95% gross income test, but not the 75% gross income test, for all taxable years beginning January 1, 2005 or thereafter. For the Company’s taxable year ending December 31, 2004, the Company has treated payments under a interest rate swap or cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into in a transaction to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry Real Estate Assets, and gain from the sale or other disposition of such an instrument, as income qualifying for purposes of the 95% gross income test.

(15) The Company, either directly or indirectly, other than (i) in connection with Angle Funding Management, Inc.'s master servicing function, or (ii) through a TRS, has not actively conducted a business from which it earns fees (or other income), including, without limitation, mortgage loan origination fees or loan servicing fees, for services it performs, whether or not through a manager. The fees earned by Angle Funding Management, Inc. in connection with its master servicing function have not been sufficient in amount to prevent the Company from qualifying for either the 75% gross income test or the 95% gross income test for any taxable year including the current taxable year.

(16) Since the Incorporation Date, (a) at least 75 percent of the value of the total assets of the Company (held directly, through any partnership or through any limited liability company or other entity that is either treated as a partnership or ignored for federal income tax purposes) has consisted of Real Estate Assets, cash and cash items and government securities (the “75% assets test”), (b) not more than 25 percent of the value of its total assets has been represented by securities (other than government securities) as determined in accordance with Section 856(c)(4)(B) of the Code and Section 1.856-2(d)(2) of the Treasury Regulations (the “25% assets test”) and (c) not more than 20 percent of the value of its total assets has been represented by securities of one or more TRSs of the Company (the “20% securities test”). The Company has met each of the three preceding tests at the end of each calendar quarter since the Incorporation Date, and the Company's knowledge that it has met these tests at the end of each calendar quarter is based on accurate and complete information compiled as part of its accounting books and records. The Company has not been operated prior to the date hereof in such a manner that would prevent the Company from satisfying any of the three preceding tests for the current calendar quarter.

(17) The Company has never owned (directly, through any partnership or through any limited liability company or other entity that is either treated as a partnership or ignored for federal income tax purposes) securities of any one issuer (including mutual funds), other than a TRS or a qualified REIT subsidiary of the Company or a REIT, having an aggregate value in excess of 5 percent of the value of the total assets of the Company, as determined in accordance with Section 856(c)(4)(B) of the Code and Section 1.856-2(d)(2) of the Treasury Regulations (the “5% securities test”).

(18) The Company has never owned (directly, through any partnership or through any limited liability company or other entity that is either treated as a partnership or ignored for federal income tax purposes) securities of any one issuer (including mutual funds), other than a TRS or a qualified REIT subsidiary of the Company or a REIT, that either (a) possess more than 10 percent of the total voting power of the outstanding securities of such issuer or (b) have a value of more than 10 percent of the total value of the outstanding securities of such issuer, provided that the foregoing does not take into account any securities that are not treated as securities pursuant to Section 856(m) of the Code (the “10% securities test”).

(19) The Company and any qualified REIT subsidiary of the Company have held all of their assets for investment purposes and not as (a) stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year, or (b) property held primarily for sale to customers in the ordinary course of their respective trades or businesses.

(20) The Company has monitored the value of its assets to maintain compliance with each of the 75% assets test, the 25% assets test, the 20% securities test, the 10% securities test and the 5% securities test, as set forth in paragraphs 16 through 18 above (collectively, the “Assets Tests”) on a quarterly basis. Additionally, as required by Section 1.856-2(d)(3) of the Treasury Regulations, for each calendar quarter the Company has prepared schedules setting forth the fair market values of the Company’s assets as of the end of each calendar quarter.

(21) With respect to each loan held by the Company, the amount of the loan on the date of its origination did not exceed the fair market value of the real property secured by such loan, except by amounts which would not cause the Company to fail to meet the 75% gross income test, the 95% gross income test, or the Assets Tests.

(22) The Company has made with respect to each taxable year since the Incorporation Date (excluding the taxable year ending December 31, 2006 [and the current taxable year, if different from the taxable year ending December 31, 2006]3 ) timely distributions sufficient to satisfy the annual distribution requirements of Section 857 of the Code. From time to time, the Company may have been required to pay a distribution to shareholders that is considered under Section 858 of the Code to have been paid during the Company's prior taxable year (a “Section 858 Dividend”). To the extent that a Section 858 Dividend has been required, the Company has (i) declared the Section 858 Dividend before the due date of the Company's tax return (including extensions) for the taxable year to which the Section 858 Dividend applies, (ii) distributed such dividend not later than the date of the Company's first regular dividend payment made after the

3 To be added only if the current taxable year is not the 2006 tax year.

declaration, and (iii) elected on its timely filed tax return for the taxable year to which the Section 858 Dividend applies to consider such dividend as having been paid only during that taxable year and specified the dollar amount of such election. The Company has ensured that it had earnings and profits in such taxable year equal to or greater than the amount of the Section 858 Dividend plus all distributions made by the Company applicable to that respective taxable year. The Company has made any required notices of capital gain dividends with respect to the Section 858 dividend to its shareholders as required by the Code.

(23) The Company has not made any distributions to its stockholders with respect to its capital stock unless such distribution was pro rata, with no preference to any shares of a particular class as compared with other shares of the same class, and it has not made any distributions that give a preference to one class of shares as compared with another class except to the extent that the former was entitled (without reference to waivers of any rights by the stockholders) to such preferences.

(24) The Company has complied with the recordkeeping and shareholder polling requirements applicable to REITs in accordance with Section 1.857-8 of the Treasury Regulations.

(25) The Company's taxable year is the calendar year.

(26) The Company does not have, and has never had, any earnings and profits of any corporation accumulated in any non-REIT year.

(27)  To the extent the Company securitizes mortgage loans and sells the securities, the Company has done so through one or more TRSs, and the Company has made the necessary TRS election for each of these subsidiaries and has monitored the value of its investments and the amount of dividends received from such subsidiaries to ensure compliance with the applicable income and asset tests. For this purpose, a “securitization” includes any borrowing by the Company which for federal income tax purposes would be treated as a sale of all or a portion of the mortgage loans that are subject to the borrowing, including without limitation by means of a REMIC.

(28)  Neither the Company nor any of its subsidiaries or affiliates is a former REIT, or a successor to assets of a REIT or a former REIT, whose REIT election was disallowed or otherwise terminated (taking into account the effect of the REIT transaction occurring on September 24, 2004 that resulted in the Company’s former captive REIT subsidiary, Saxon Securities and Certificates, Inc., becoming a QRS).

(29)  The Company has not disposed of any interest with respect to any entity that is intended to be a “taxable mortgage pool” within the meaning of Section 7701(i) of the Code, other than any interest with respect to which the issuer of such interest has obtained an opinion that such interest constitutes indebtedness for U.S. federal income tax purposes.

(30) The Company is not aware of any facts or circumstances contrary to or inconsistent with the foregoing representations.

You may rely on the representations of fact contained in this Certificate. The representations of fact set forth in this Certificate are solely for your use in rendering your tax opinion.

IN WITNESS WHEREOF, we have executed this Certificate as of _____________, 2006.

ANGLE CAPITAL, INC.

By:

Name: Robert B. Eastep
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

Certain Definitions

“Foreclosure Property”: any real property (including Interests in Real Property), any personal property incident to such real property, acquired as a result of having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness which such property secured; provided that an election for foreclosure property status is in effect with respect to such property and the grace period with respect to such election has not been terminated under Section 856(e)(4) of the Code. The term“Foreclosure Property” does not include property acquired as a result of indebtedness arising from the sale or other disposition of property which is Section 1221(a)(1) Property which was not originally acquired as foreclosure property.

“Interests in Real Property”: includes fee ownership and co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

“Person”: an individual, corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Prohibited Transaction”: the sale or other disposition of Section 1221(a)(1) Property, other than Foreclosure Property unless (i) the property sold was a Real Estate Asset; (ii) the Real Estate Asset was held for at least four years; (iii) the aggregate expenditures made during the four-year period preceding the date of the sale which are includible in the basis of the Real Estate Asset do not exceed 30% of the net selling price of such asset; (iv) (A) during the taxable year not more than seven sales of property were made (other than sales of Foreclosure Property or sales to which Section 1033 of the Code applies) or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of property (other than sales of Foreclosure Property or sales of property to which Section 1033 of the Code applies) sold during the taxable year does not exceed 10% of the aggregate adjusted bases (as so determined) of all assets as of the beginning of the taxable year; (v) in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, the property has been held for not less than four years for production of rental income; and (vi) if the requirement of clause (iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor (as defined in Section 856(d)(3) of the Code) from whom no income is received, either directly or indirectly.

“Qualified Hedges”: any hedging transaction entered into by the Company in the normal course of its trade or business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by the Company to acquire or carry Real Estate Assets, and which is clearly identified before the end of the day on which it was acquired, originated or entered into.

“Qualified Temporary Investment Income”: any income which (i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends (in whole or in substantial part) on the life expectancy of one or more individuals, or is issued by an insurance company subject to tax under subchapter L of the Code (A) in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, (B) pursuant to the exercise of an election under an insurance contract by a beneficiary thereof on the death of the insured party under such contract, or (C) in a transaction involving a qualified pension or employee benefit plan); (ii) is attributable to the temporary investment of new capital (as defined in Section 856(c)(5)(D)(ii) of the Code) received; and (iii) is received or accrued during the one (1) year period beginning on the date such capital was received.

“Real Estate Asset”: real property (including Interests in Real Property, interests in mortgages on real property, interests in loans described in Revenue Procedure 2003-65 and interests in real estate mortgage investment conduits, to the extent provided in Section 856(c)(5)(E) of the Code, but not including pay-through bonds or pass-through debt certificates such as collateralized mortgage obligations) and shares (or transferable certificates of beneficial interest) in other REITs. Such term also includes any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument, and only for the one -year period beginning on the date such capital is received.

“REMIC”: A real estate mortgage investment conduit, as defined in Section 860D of the Code.

“Section 1221(a)(1) Property”: stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or property held primarily for sale to customers in the ordinary course of trade or business.